Exhibit 10.3

EXECUTION VERSION

FORECLOSURE AND ASSET PURCHASE AGREEMENT

by and among

Rosenthal & Rosenthal, Inc.,
as Secured Party Seller,

GT Systems Inc.
and
GT’s Operating Affiliates Party Hereto,
as Borrowers and Obligors,

Eric Goldstein,
as an Obligor,

Corporate Resource Development Inc.
as Buyer, and

Corporate Resource Services, Inc.
and
Tri-State Employment Services, Inc.,

as Guarantors

Dated as of March 24, 2010

i

Table of Contents
(continued)

ii

Table of Contents
(continued)

		Page
ARTICLE XI INDEMNIFICATION PROVISIONS		32
Section 11.1	Borrowers’ Indemnification Obligation	32
Section 11.2	Rosenthal’s Indemnification Obligation	33
Section 11.3	Buyer’s Indemnification Obligation	33
Section 11.4	Procedures for Indemnification for Third Party Claims	33
Section 11.5	Indemnification Limitations	35
Section 11.6	Exclusive Remedy	36
ARTICLE XII GENERAL PROVISIONS		36
Section 12.1	Survival of Representations and Warranties; Disclosure	36
Section 12.2	Notices	37
Section 12.3	Headings	38
Section 12.4	Entire Agreement	38
Section 12.5	Assignment; Parties in Interest	38
Section 12.6	Governing Law; Consent to Jurisdiction	38
Section 12.7	Counterparts	39
Section 12.8	Severability	39
Section 12.9	Specific Performance	39
Section 12.10	Fees and Expenses	39
Section 12.11	Amendment	40
Section 12.12	Waiver	40
Section 12.13	Guaranty	40
ARTICLE XIII CERTAIN DEFINITIONS		41
Exhibit A	Form of Bill of Sale
Exhibit B	Purchase Price Allocation
Exhibit C	Intentionally Left Blank
Exhibit D	Form of Article 9 Sale Notice
Exhibit E	List of Persons to Whom Article 9 Sale Notice Was Sent
Exhibit F	Form of Service and Collections Agreement
Exhibit G	Form of Consulting Agreement for Eric Goldstein
Exhibit H	Form of Legal Opinion to Buyer from Obligors’ Counsel
Exhibit I	Form of Assignment and Assumption Agreement - Light Industrial
Exhibit J	Form of Amended and Restated Service Agreement - Light Industrial
Exhibit K	Form of Assignment of Domain Names
Exhibit L	Form of Assignment of Trade Names
Obligor Disclosure Schedule
Buyer Disclosure Schedule
Rosenthal Disclosure Schedule

iii

FORECLOSURE AND ASSET PURCHASE AGREEMENT

FORECLOSURE AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 24, 2010 (the “Execution Date”), by and among Rosenthal & Rosenthal, Inc., a New York corporation (“Rosenthal”), GT Systems Inc., a New York corporation (“GT”), Eric Goldstein (“Mr. Goldstein”), GT’s operating affiliates party hereto (collectively, the “Operating Affiliates”, and together with GT, collectively, “Borrowers” and each, individually, a “Borrower”, and together with Mr. Goldstein, the “Obligors” and each, individually, an “Obligor”), Corporate Resource Development Inc., a Delaware Corporation (“Buyer”),  Corporate Resource Services, Inc. (“CRS”) and Tri-State Employment Services, Inc. (“Tri-State” and together with CRS, “Guarantors”).  Obligors, Rosenthal, Buyer and Guarantors are referred to collectively herein as the “Parties.”

WHEREAS, Borrowers and Rosenthal are parties to that Loan and Security Agreement, dated as of September 11, 2007, as amended, supplemented, assumed or otherwise modified from time to time (the “2007 Loan Agreement”);

WHEREAS, pursuant to the 2007 Loan Agreement and subject to the terms and conditions therein, Rosenthal agreed to make revolving loans to Borrowers in the original principal amount of up to $27,000,000 (the “Revolver Loans”) and to make a term loan to Borrowers in the original principal amount of $5,000,000 (the “Term Loan” and together with the Revolver Loans, the “Loans”).  The Loans are secured by all of the assets of Borrowers and are guaranteed by (i) Mr. Goldstein, as the sole owner of each Borrower, which guarantee is secured by a security interest in certain of Mr. Goldstein’s assets, including, among other things, a cooperative apartment located at 866 Fifth Avenue, New York, New York 10065, and (ii) Iris Goldstein pursuant to a guaranty limited to her interest in such cooperative apartment;

WHEREAS, there have occurred and continue to exist Events of Default under the 2007 Loan Agreement (as such term is defined therein), including, but not limited to, those set forth in that certain Amendment No. 2 and Forbearance Agreement (the “Forbearance Agreement”), dated as of December 19, 2008, among Borrowers and Rosenthal and the letter from Rosenthal to Borrowers dated August 10, 2009 (the “Reservation of Rights Letter”) and the following additional Events of Default, among others, subsequent to the delivery of the Reservation of Rights Letter and prior to the date hereof: the continued existences of Over-advances (as defined in the 2007 Loan Agreement) above any amounts agreed to by Rosenthal, and Borrowers’ violation of the Tangible Net Worth covenant and Working Capital covenant (each as defined in the 2007 Loan Agreement) for the fiscal quarters ended June 30, 2009 and September 30, 2009 (collectively, the “Designated Events of Default”);

WHEREAS, as of March 3, 2010, the outstanding principal amount of, and accrued but unpaid interest on, and bank fees and expenses on, the indebtedness evidenced by the Loans is approximately $15,885,152;

WHEREAS, each Obligor agrees that all of the Obligations (as defined in the 2007 Loan Agreement) to Rosenthal are secured by a properly perfected, first priority lien on the Collateral (as defined in the 2007 Loan Agreement);

WHEREAS, by reason of the expiration of the Forbearance Agreement and the existence of the Designated Events of Default, Rosenthal presently has the right to (i) declare all of the Loans and other Obligations to be immediately due and payable, (ii) terminate the right of Borrowers to receive any further advance of the Loans, (iii) terminate the 2007 Loan Agreement, and (iv) realize upon, and exercise its rights with respect to, the Collateral pursuant to the 2007 Loan Agreement and the accompanying loan documents and as otherwise provided by applicable law, in addition to all other rights and remedies provided in the loan documents or available at law or in equity (such rights being called, collectively, the “Lender Rights”).  Further, in addition to any action heretofore taken by Rosenthal, the existing Designated Events of Default permitted Rosenthal to immediately exercise any and all rights and remedies provided in the Loan Documents (as defined hereinafter) and pursuant to applicable law to collect the Obligations and take actions to foreclose, sell and collect the Subject Collateral (as defined hereinafter);

WHEREAS, each Obligor agrees that Rosenthal may enforce its rights as a secured creditor after default, including, without limitation, by selling all of Borrowers’ right, title and interest in and to any or all of the tangible and intangible assets subject to Rosenthal’s liens (collectively, the “Subject Collateral”), and further acknowledges and agrees that the anticipated outcome of such steps would be the partial reimbursement of the Obligations owed to Rosenthal;

WHEREAS, the Parties acknowledge and agree that under the terms and conditions set forth herein, each Obligor will maintain control over its business and operations until the Closing Date, it being understood and agreed that on the Closing Date each Obligor will relinquish dominion and control over the Purchased Assets (as defined hereinafter) to Buyer;

WHEREAS, the Parties acknowledge and agree that the continued conduct of the business and operations of the Borrowers with respect to the Purchased Assets would not generate a benefit for creditors;

WHEREAS, Obligors have been provided with sufficient time and opportunity to consult with attorneys, appraisers and accountants of their choice to obtain advice regarding this Agreement and the value of the Collateral;

WHEREAS, Rosenthal has asked Obligors and each Obligor has agreed, to surrender possession of the Subject Collateral solely for the purpose of effecting a private sale, and Buyer desires to purchase certain of the Subject Collateral on the terms and subject to the conditions set forth herein; and

WHEREAS, Rosenthal, Obligors and Buyer desire to enter into this Agreement to memorialize their agreement as to Rosenthal’s collection and other disposition of the Subject Collateral pursuant to Article 9 (“Article 9”) of the UCC (as hereinafter defined) in a secured creditor’s private sale and Buyer’s purchase thereof and related matters.

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

OBLIGORS’ ACKNOWLEDGEMENTS, AGREEMENTS AND WAIVERS

Section 1.1 Acknowledgment of Factual Matters

Each Obligor acknowledges and confirms the truth and accuracy of the recitals set forth in the recital paragraphs of this Agreement.  Without limiting the generality of the immediately preceding sentence, each Obligor acknowledges and confirms: (i) the existence of the Designated Events of Default and (ii) that, by reason of the Designated Events of Default, Rosenthal presently has the right to exercise the Lender Rights.  Further, each Obligor acknowledges and confirms that, on Rosenthal’s demand, Rosenthal is entitled to exercise any or all of the Lender Rights and thereupon all of the Obligations will be immediately due and payable to Rosenthal in full, without offset, defense, recoupment or counterclaim, and that no Obligor has any claim or defense of any kind, by way of offset or otherwise, to the payment and performance of all of the Obligations.  Obligors, jointly and severally, absolutely and unconditionally promise to pay and perform all Obligations.

Section 1.2 Disposition of Purchased Assets

Each Obligor hereby consents and authorizes Rosenthal to commence immediately all actions that Rosenthal considers in its sole judgment to be necessary or desirable to effectuate a foreclosure of the Purchased Assets.  For purposes of this Agreement, “foreclosure” includes, without limitation, Rosenthal’s exercise of its rights in the Purchased Assets as collateral as a secured party after the debtors’ default, sending notice to certain parties in accordance with the UCC, including, without limitation, the debtors, certain other creditors of the debtors, and other parties identified by Obligors who have expressed interest in acquiring the Purchased Assets, of Rosenthal’s intention to sell the Purchased Assets at a private sale pursuant to Article 9 under this Agreement (“Article 9 Sale”) and selling the Purchased Assets at such Article 9 Sale; for the avoidance of doubt, “foreclosure” shall not mean a judicial sale of the Purchased Assets.  Each Obligor hereby consents to the foreclosure and disposition of the Purchased Assets to be made by Rosenthal to Buyer pursuant to this Agreement or such other agreement providing for the sale of the Purchased Assets, and each Obligor represents, warrants and covenants that every aspect of Rosenthal’s disposition of the Purchased Assets at a private sale pursuant to this Agreement, including the method, manner, time, place and other terms, are commercially reasonable.  Rosenthal is not, pursuant to the terms of this Agreement, taking possession of any of the Purchased Assets, and each Obligor will continue to have dominion and control over the Purchased Assets in its possession until the Closing Date.  On the Closing Date, each Obligor will be deemed to have irrevocably abandoned and surrendered to Buyer all possession of, dominion and control over, all rights to collect, and all other rights to the sold or otherwise transferred Purchased Assets, and Rosenthal will be deemed to have irrevocably abandoned and surrendered any security interest, lien, other encumbrance, claim or right to Borrowers’ right, title and interest in the Purchased Assets.

Section 1.3 Deficiency; Surplus

The proceeds of the sale of the Purchased Assets pursuant to this Agreement or any other foreclosure, sale, collection or other disposition of the remaining Subject Collateral shall be applied to repay the Obligations to Rosenthal.  To the extent that the proceeds of the sale of the Purchased Assets pursuant to this Agreement or any other foreclosure, sale, collection, or other disposition of the remaining Subject Collateral are insufficient to fully repay the Obligations to Rosenthal, each Obligor acknowledges and agrees that it or he will be jointly and severally responsible for any such deficiency.  To the extent all Obligations have been fully and completely paid and satisfied, Rosenthal agrees that any portion of the Purchase Price in excess of the Obligations shall be transferred and turned over to the Designated Obligor.

Section 1.4 Waiver of Notice and Right to Redeem

Each Obligor’s agreement to enter into this Agreement is voluntary and has not been induced by coercion of any type.  Each Obligor irrevocably waives any right to redeem all or any of the Subject Collateral under the UCC or any other applicable law.  Notwithstanding anything to the contrary in this Agreement, each Obligor irrevocably waives any right to further notice of any sale or other disposition of the Subject Collateral under Section 9-611 of the UCC or otherwise.  In addition, no authorizations and consents under this Agreement shall constitute Rosenthal’s retention of the Subject Collateral in satisfaction of the Obligations under Section 9-620 of the UCC and, therefore, such authorizations and consents under this Agreement will not extinguish any deficiency hereafter owing by any Obligor with respect to the Obligations.

Section 1.5 Liabilities and Liens Remain Outstanding

Rosenthal and Obligors specifically acknowledge and agree that the Loans and other Obligations shall remain outstanding, and Rosenthal does not release any, but instead specifically reserves all, security interests, liens and other encumbrances and rights, including, without limitation, Lender Rights, relating thereto, in all assets and collateral described in the Loan Documents which are not included in the Purchased Assets and not sold to Buyer pursuant to this Agreement, including, without limitation, all of the Excluded Assets.

Section 1.6 Separate Entities; No Agency Relationship

Rosenthal is not, and is not to be construed or deemed to be, a successor of any Obligor, it being understood and agreed that Rosenthal shall not and does not by virtue of this Agreement or Obligors’ authorizations and consents under this Agreement, assume or agree to assume any liability whatsoever of any Obligor, nor does Rosenthal assume or agree to assume any obligation of any Obligor under any lease, contract, agreement, or any other document to which any Obligor is a party, by which each Obligor is or may be bound, or which in any manner affects the Subject Collateral, including the Purchased Assets, or any part thereof.  In exercising its rights under this Agreement and the other Loan Documents, Rosenthal is not acting as the agent of any Obligor, Buyer or the Guarantors and does not assume and will not be deemed to have assumed any agency obligation toward, or relationship of agency or trust with or for, any Obligor, Buyer or the Guarantors.

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1 Purchase and Sale of Assets

On and subject to the terms and conditions of this Agreement, at the Closing, Rosenthal shall, in a secured creditor’s Article 9 Sale, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall, in a secured creditor’s Article 9 Sale, purchase and acquire from Rosenthal, free and clear of all Encumbrances, other than Assumed Liabilities, all of Borrowers’ right, title and interest, as of the Closing, in and to the following assets, properties and rights that are used in connection with the Business as currently conducted by Borrowers (collectively, the “Purchased Assets”):

(a) all fixed assets, including, without limitation, all fixtures, furniture, furnishings, equipment, products, tools, programs, communications equipment, accessories, computers, computer hardware and peripheral devices, office and other equipment and appliances, any replacement and spare parts for any such assets, and all software embedded therein and all manuals, instruction booklets, forms, guides, written warranties, bills of sales, other documents of conveyances and other materials used in connection therewith or related thereto (collectively, the “Fixed Assets”), including without limitation, all material Fixed Assets listed in Section 2.1(a) of the Obligor Disclosure Schedule;

(b) all contact information (including the name, phone number and address), resumes and records relating to all individuals (which are listed in Section 2.1(b) of the Obligor Disclosure Schedule) that serve as temporary employees and shift workers for clients and customers of Borrowers (other than in the Excluded Industries) (such individuals are collectively referred to herein as the “Employee Assets”);

(c) all books, records, files and papers (“Business Records”), other than Business Records related exclusively to the Excluded Industries, that contain information relating, directly or indirectly, to the Business or the Purchased Assets, including without limitation, all client and customer lists and information relating to Borrowers’ personnel and in place workforce.  To the extent any Business Records are in computer format, Borrowers will, in their sole and absolute discretion, either provide hard copies or file transfers of such Business Records to Buyer;

(d) all written contracts and agreements of Borrowers related to the Business listed in Section 2.1(d) of the Obligor Disclosure Schedule (the “Assumed Contracts”) to the extent the required Consents related to the Assumed Contracts are obtained on or prior to the Closing Date;

(e) all deposits held for the account or benefit of Borrowers under the Assumed Contracts;

(f) all Intellectual Property listed in Section 2.1(f) of the Obligor Disclosure Schedule;

(g) all Permits listed in Section 2.1(g) of the Obligor Disclosure Schedule, to the extent transferable; and

(h) all of the goodwill relating to the Business or any of the Purchased Assets, other than goodwill related exclusively to the Excluded Industries.

Section 2.2 Excluded Assets

Notwithstanding anything to the contrary herein, Buyer shall not purchase from Rosenthal or Borrowers, any assets, properties and rights that are not included among the Purchased Assets (collectively, the “Excluded Assets”), including, without limitation:

(a) any assets, properties and rights, including receivables, Business Records and goodwill, related to the Excluded Industries (for the avoidance of any doubt, Buyer is not purchasing the membership interests of ICG or the assets of ICG);

(b) any cash and cash equivalents other than deposits described in Section 2.1(e), including checks received pending collection as of the close of business on the Closing Date, notes, bank deposits, certificates of deposit and marketable securities;

(c) any receivables arising from the operation of the Business and services performed in connection with the Business prior to the Closing Date (whether or not billed or invoiced prior to the Closing Date), including, without limitation, all receivables with respect to permanent placement of employees (i) placed with or introduced to a prospective employer prior to Closing Date, and (ii) employed on a permanent basis with such prospective employer, whether or not prior to Closing Date;

(d) any deposits and cash collateral relating to Borrowers’ worker’s compensation insurance programs and any interest of Borrowers in Segregated Portfolio 132, a segregated portfolio of Caledonian Indemnity SPC, a Cayman Islands segregated portfolio company (“Segregated”);

(e) any contracts and agreements, whether written or oral, other than the Assumed Contracts; provided, however, that in the event that the required Consents related to the Assumed Contracts are not obtained on or prior to the Closing Date, then the Assumed Contract for which such consent has not been obtained prior to the Closing Date shall be deemed an Excluded Asset hereunder;

(f) the Purchase Price to be paid to Rosenthal by Buyer pursuant to this Agreement and any rights of Rosenthal under this Agreement and any other agreements, documents, certificates and instruments to be delivered at the Closing pursuant to Section 2.6(c) hereof;

(g) any interests in any real estate including any leases;

(h) any claims, deposits, prepayments, prepaid assets, prepaid expenses, deferred revenues, refunds, rebates, credits, causes of action, rights of recovery, rights of setoff and rights of recoupment relating to or arising out of the ownership or operation of the Business or any of the Purchased Assets prior to the Closing;

(i) GT’s corporate name;

(j) any minute books, corporate seals, stock record books and stock transfer records of Borrowers; and

(k) any Fixed Assets owned by The Tuttle Agency of Pennsylvania, Inc.

Section 2.3 Assumed Liabilities

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume and pay, honor, perform and discharge when due the following liabilities and obligations, to the extent arising and relating to the period after the Closing (collectively, the “Assumed Liabilities”):

(a) all liabilities and obligations under the Assumed Contracts for the period after the Closing if and only if the required Consents related to applicable Assumed Contracts are obtained on or prior to the Closing Date; and

(b) all liabilities and obligations with respect to the operation of the Business after the Closing.

Section 2.4 Excluded Liabilities

Buyer shall not assume, and each Obligor shall remain exclusively obligated to discharge, all liabilities and obligations of Obligors (whether known or unknown, including but not limited to any liabilities incurred with respect to the Borrower Employee Plans) other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).  Buyer and Obligors each agree that Rosenthal is not assuming nor shall it be liable for any liabilities and obligations of Obligors, including, without limitation, any federal, state or local taxes.

Section 2.5 Purchase Price

(a) The purchase price (the “Purchase Price”) paid by the Buyer for the Purchased Assets shall be the sum of Three Million Dollars (the “Cash Purchase Price”) and the CRS Shares, plus the assumption by the Buyer of the Assumed Liabilities.

(b) Payment of Cash Purchase Price.

(i) Buyer has previously paid to Rosenthal, contemporaneously with the execution and delivery of a letter of intent by CRS, Rosenthal and Obligors dated March 19, 2010, as amended (the “Letter of Intent”), the sum of Two Hundred Fifty Thousand Dollars ($250,000) (the “Deposit”) and is paying to Rosenthal in accordance with the Letter of Intent, contemporaneously with the execution and delivery of this Agreement the additional sum of One Hundred Fifty Thousand Dollars ($150,000) (the “Signing Deposit”) by wire transfer of immediately available funds in accordance with the instructions of Rosenthal.  The Deposit and the Signing Deposit shall be refunded to Buyer only if the Closing is not effective by April 5, 2010 (or such later date agreed to by the Parties) for any reason other than (x) Buyer’s breach of any of its representations, warranties, covenants, conditions or agreements under this Agreement or (y) Rosenthal’s or the Obligors’ breach of any of their respective representations, warranties, covenants, conditions or agreements under this Agreement.  For avoidance of doubt, if the Closing does not occur by the Outside Date because of actions taken by Habib Noor, then the Deposit and the Signing Deposit shall be nonrefundable and retained by Rosenthal, and Rosenthal and the Obligors shall have no further remedy against the Buyer except in the event Rosenthal or the Obligors incur Liabilities.

(ii) On or before April 2, 2010, Buyer shall pay Three Hundred Fifty Thousand Dollars ($350,000) (the “Closing Payment”) to Rosenthal by wire transfer of immediately available funds in accordance with the instructions of Rosenthal.  The Deposit, the Signing Deposit and the Closing Payment are collectively referred to in the aggregate as the “Initial Payment.”

(iii) Buyer shall pay Rosenthal the balance of the Cash Purchase Price, by wire transfer of immediately available funds as follows, in accordance with the instructions of Rosenthal:

(A) Four (4) quarterly payments (“Quarterly Payments”) of $250,000 each, with the first payment made on the 3-month anniversary of the Closing Date and succeeding Quarterly Payments to be made on each of the 6-month, 9-month and 12-month anniversaries of the Closing Date, for total Quarterly Payments aggregating One Million Dollars ($1,000,000); and

(B) Subject to Section 2.5(b)(iv) below, commencing on the one-year anniversary of the Closing Date, monthly payments (“Gross Sales Payments”), payable within ten days of the end of each month, equal to 0.75% of the gross sales of the Business (as operated by Buyer following the Closing Date) for such month attributable to the Purchased Assets and evidenced by a certificate from Buyer verifying such amount.

(iv) Maximum Cash Purchase Price.  Notwithstanding anything in this Section 2.5(b) to the contrary, in no event shall the Cash Purchase Price exceed $3,000,000 in the aggregate.  Consequently, the Gross Sales Payments shall be reduced and/or terminate once Rosenthal has received $3,000,000 in the aggregate.  By way of example only, if on any date on which a Gross Sales Payment is payable to Rosenthal, Buyer has already paid to Rosenthal a total of $2,950,000 (the Initial Payment of $750,000, four Quarterly Payments totaling $1,000,000 and Gross Sales Payments totaling $1,200,000), and if on such date the Gross Sales Payment calculated under Section 2.5(b)(iii)(B) would have been $200,000, such Gross Sales Payment shall nevertheless be limited to $50,000, bringing the total Cash Purchase Price to $3,000,000, and after payment thereof the Cash Purchase Price shall have been paid in full and no further Gross Sales Payments shall be required.

(v) On the third anniversary of the Closing Date, any portion of the Cash Purchase Price outstanding shall be due and payable by Buyer to Rosenthal by wire transfer of immediately available funds in accordance with the instructions of Rosenthal.

(vi) If Rosenthal notifies Buyer in writing that all Obligations under the 2007 Loan Agreement have been fully paid and satisfied, any payments of the Cash Purchase Price following such notification shall be made to the Designated Obligor.  In such event any reference in this Agreement to payments to Rosenthal shall be deemed payments to the Designated Obligor.  Rosenthal shall, within five (5) Business Days from the date that all such Obligations have been fully paid and satisfied, notify Buyer in writing (with a copy sent to GT and Mr. Goldstein) of such event.

Section 2.6 Closing Transactions

(a) Closing.  Unless this Agreement shall have been terminated in accordance with Section 10.1, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article IX, the closing and effectiveness of the Transactions (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by the Parties (the “Closing Date”), which shall be not later than the second Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article IX (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Bryan Cave, LLP, 1290 Avenue of the Americas, New York, NY  10104, unless another time, date or place is agreed to in writing by the Parties.

(b) Actions and Deliveries by Rosenthal and Obligors.  At the Closing, Rosenthal and/or Obligors, as applicable, shall deliver to Buyer:

(i) a bill of sale substantially in the form of Exhibit A dated the Closing Date and duly executed by Borrowers and Rosenthal (the “Bill of Sale”);

(ii) a list of permanent placements in process as of March 28, 2010, to be delivered by Obligors;

(iii) a list of all billed pre-closing receivables as of March 28, 2010, that are included in the Excluded Assets pursuant to Section 2.2(c); and

(iv) the certificates and documents required to be delivered by Rosenthal and/or Obligors, as applicable, pursuant to Section 9.2.

(c) Actions and Deliveries by Buyer.  At the Closing, Buyer shall deliver to Rosenthal:

(i) any filings or other evidence indicating that any Taxes, fees and charges described in Section 8.4 that are due on or prior to the Closing Date have been paid by Buyer;

(ii) the certificates and documents required to be delivered by Buyer pursuant to Section 9.3; and

(iii) the Bill of Sale dated the Closing Date and duly executed by Buyer.

Section 2.7 Allocations

The Purchase Price shall be allocated among the Purchased Assets in accordance with Exhibit B hereto.  Each of Rosenthal and Buyer agrees to complete (and, if required by law, file) IRS Form 8594 (and any amended Forms 8594) consistently with such allocation and, if requested by the other Party hereto, to furnish such Party with a copy of such Form prepared in draft form no less than 45 days prior to the filing due date of such Form.  Neither Rosenthal nor Buyer shall file any Return or take a position with any taxing authority or in connection with any Tax-related Action or audit that is inconsistent with this Section 2.7.

Section 2.8 Non-Assignable Assets

Notwithstanding anything in this Agreement to the contrary, to the extent that the assignment of any contracts or the transfer of any properties or assets requires the consent of any other Person or Governmental Authority and such consent has not been obtained, this Agreement shall not constitute an agreement to assign or transfer any such contracts, properties or assets or any claim, right or benefit arising thereunder or resulting therefrom if any such attempted assignment or transfer would constitute a breach or default thereunder or otherwise materially adversely affect the rights of Buyer thereunder.  If consent to the assignment or transfer of any such contracts, properties or assets is not obtained, or if an attempted assignment or transfer thereof in the absence of such a consent would be ineffective or would materially adversely affect the rights of Buyer thereunder, then, at Buyer’s request, Obligors shall cooperate with Buyer in any reasonable arrangement designed to provide to Buyer the benefits under such contracts, properties or assets; provided that such cooperation by Obligors shall not cause Obligors to violate any terms of any such contract or any applicable Law; provided, further, that Buyer shall assume all of the post-Closing liabilities and obligations of Obligors under such contracts to the extent to which Buyer receives the post-Closing benefits thereof.  Notwithstanding the foregoing, nothing in this Section 2.8 shall require Buyer to waive any condition to Closing contained in Section 9.1 or 9.2 hereof or excuse Rosenthal or Obligors from making all deliveries required by Section 2.6(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF OBLIGORS

Each Obligor hereby jointly and severally represents and warrants to Rosenthal and Buyer that as of the date hereof and as of the Closing:

Section 3.1 Organization and Qualification; Subsidiaries; Operating Affiliates

(a) Except as set forth in Section 3.1(a) of the Obligor Disclosure Schedule, each of Borrowers is duly organized, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its organization.  Each of Borrowers has the requisite corporate or limited liability company power and authority, as the case may be, and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on the Business as it is now being conducted.  Except as set forth in Section 3.1(a) of the Obligor Disclosure Schedule, each of Borrowers is in good standing in the jurisdictions set forth in Section 3.1(a) of the Obligor Disclosure Schedule, which includes each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, other than those jurisdictions in which the failure to so qualify or be in good standing would not have an Obligor Material Adverse Effect.

(b) Section 3.1(b) of the Obligor Disclosure Schedule sets forth a complete and accurate list, by Borrower, of the jurisdictions of formation of each Borrower.

(c) Section 3.1(c) of the Obligor Disclosure Schedule sets forth a complete and accurate list, by Borrower of each of the jurisdictions in which each such Borrower is qualified to do business.

(d) Section 3.1(d) of the Obligor Disclosure Schedule sets forth a complete and accurate list, by Borrower of each state in which each such Borrower does business.

(e) None of Borrowers has any subsidiaries, except that ICG is owned by The Tuttle Agency Inc., The Tuttle Agency of New Jersey, Inc., Tuttle Specialty Services Inc. and Segue Search of New Jersey Inc. and Segregated is a wholly-owned subsidiary of GT.

(f) All of the entities necessary for, or that are currently engaged in, the operation of the Business are Parties to this Agreement.

Section 3.2 Authority Relative to this Agreement and Related Matters

Each of the Borrowers has all necessary corporate and limited liability company power and authority, as the case may be, to enter into this Agreement and the other agreements and instruments to be delivered by such Borrower pursuant to this Agreement and to carry out its obligations hereunder and thereunder.  The execution and delivery by each of the Borrowers of this Agreement and the consummation by each of the Borrowers of the transactions contemplated hereby and thereby (the “Transactions”) have been duly authorized by all necessary corporate or limited liability company action on its part.  Mr. Goldstein is an individual residing in the State of New York and has all requisite power, authority and capacity and is competent to execute and deliver this Agreement and the other agreements and instruments to be delivered by Mr. Goldstein pursuant to this Agreement and to perform his obligations hereunder and thereunder and to consummate the Transactions.  This Agreement has been duly executed and delivered by each Obligor and, assuming the due authorization, execution and delivery hereof by Rosenthal and Buyer, constitutes the legal, valid and binding obligation of the Obligors, enforceable against each Obligor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.3 Borrower Organizational Documents

Each of the Borrowers has heretofore furnished to Buyer true, complete and correct copies of its certificate of incorporation and by-laws (or similar organizational documents) or certificate of formation and operating agreement, if any, (or similar organizational documents), as the case may be (together, the “Borrower Organizational Documents”).  Such Borrower Organizational Documents are in full force and effect and none of Borrowers are in violation in any respect of any of the provisions of such Borrower Organizational Documents.

Section 3.4 No Conflict; Required Filings and Consents

The execution and delivery of this Agreement by each Obligor do not, and the consummation by Obligors of the Transactions will not, (a) conflict with or violate the Borrower Organizational Documents of any Borrower, (b) conflict with or violate any Law or Order applicable to each of the Obligors, or any of them, or by which the Obligors or any of their properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, or result in the creation of an Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation, oral or written, to which any Obligor is a party or by which the Obligors or any of their properties is bound, or (d) require any Obligor to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except (i) as set forth in Section 3.4 of the Obligor Disclosure Schedule, (ii) for any filings required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), or (iii) in the case of clauses (b) through (d) above, where such conflicts, violations, breaches, defaults or other acts or omissions could not reasonably be expected to have an Obligor Material Adverse Effect.

Section 3.5 Financial Statements; Undisclosed Liabilities; Absence of Certain Changes

(a) Obligors have delivered to Buyer, as Section 3.5 to the Obligor Disclosure Schedule, true and complete copies of the following:  (a) the balance sheets of the Business and the Excluded Industries as of December 31, 2008 and December 31, 2007 (the balance sheet of the Business and the Excluded Industries as of December 31, 2008 is referred to herein as the “Balance Sheet” and December 31, 2008 is referred to herein as the “Balance Sheet Date”) and statements of operations and retained earnings and statements of cash flows of the Business and the Excluded Industries for each of the fiscal years ended December 31, 2008 and December 31, 2007 and (b) the balance sheet of the Business and the Excluded Industries as of September 30, 2009 and income statement of the Business and the Excluded Industries for the nine months ended September 30, 2009 (all such financial statements and any notes thereto are hereinafter collectively referred to as the “Financial Statements”).

(b) Except as set forth in Section 3.5(b) of the Obligor Disclosure Schedule, the Financial Statements, to Obligors’ knowledge:  (i) present fairly in all material respects the financial position of the Business and the Excluded Industries as of the dates thereof and the results of operations of the Business for the periods covered thereby; (ii) are consistent in all material respects with the books and records of the Business and the Excluded Industries; and (iii) have been prepared in accordance with GAAP throughout the periods indicated (except as may be indicated therein), except that any interim Financial Statements are subject to normal and recurring year-end adjustments, none of which is expected to be material individually or in the aggregate.

(c) Except as set forth in Section 3.5(c) of the Obligor Disclosure Schedule, none of Borrowers have any material liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than (i) liabilities reflected on the Balance Sheet, or (ii) liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business.  At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) that will not be adequately provided for in the Balance Sheet as required by said Statement No. 5.

(d) Except as set forth in Section 3.5(d) of the Obligor Disclosure Schedule or as otherwise contemplated by this Agreement, there has not occurred any Obligor Material Adverse Effect and since December 31, 2009, Obligors have conducted the Business in the ordinary course of business.

Section 3.6 Absence of Litigation

Except as disclosed in Section 3.6 of the Obligor Disclosure Schedule, as of the date hereof, to Obligors’ knowledge (a) there is no private or governmental action, suit, proceeding, litigation, arbitration, or investigation, criminal prosecution or inquiry (“Action”) pending or, to the knowledge of Obligors, threatened against any of Obligors before any Governmental Authority that, if adversely determined, would have an Obligor Material Adverse Effect, and (b) there is no legally binding judgment, decree, order, injunction, decision or award of any Governmental Authority (“Order”) against any of Obligors that has or would have an Obligor Material Adverse Effect.

Section 3.7 Employee Benefit Plans

Section 3.7 of the Obligor Disclosure Schedule sets forth a true and complete list of the employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) currently maintained, sponsored or contributed to by Borrowers or any entity that would be deemed a “single employer” with Borrowers within the meaning of Section 414(b), (c), (m) or (o) of the Code, and all material bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, post-retirement or post-termination health or welfare benefit, severance, welfare, medical, life, vacation, sickness, change in control, death benefit and other similar fringe and employee benefit plans, programs, policies and arrangements, and all employment and consulting agreements, in each case for the benefit of, or relating to, any employee or former employee of Borrowers (including their beneficiaries) (collectively, the “Borrower Employee Plans”). For purposes of the preceding sentence, “material” means any program, plan, benefit, policy or arrangement involving either more than five (5) persons or aggregate liability in excess of $250,000.  Except as set forth in Section 3.7 of the Obligor Disclosure Schedule and except as would not have an Obligor Material Adverse Effect, with respect to any of the Borrower Employee Plans, (i) each Borrower Employee Plan (other than a Multiemployer Plan) intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service (the “IRS”) or, pursuant to Revenue Proceeding 2005-16, may rely upon an opinion or advisory letter; (ii) no such Borrower Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA that is subject to Sections 4063 and 4064 of ERISA (a “Multiple Employer Plan”), and no withdrawal liability exists with respect to any Multiemployer Plan or Multiple Employer Plan; (iii) there has been no “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, involving the assets of any of the Borrower Employee Plans; (iv) no “accumulated funding deficiency” (within the meaning of Section 412 of the Code and Section 302 of ERISA) has been incurred, and no excise or other Taxes have been incurred or are due and owing by Borrowers with respect to any of the Borrower Employee Plans because of any failure to comply with the minimum funding standards of the Code and ERISA; (v) no Action has been instituted or is threatened against or with respect to any Borrower Employee Plan (other than routine claims for benefits and appeals of such claims); (vi) each Borrower Employee Plan (other than a Multiemployer Plan) complies and has been maintained and operated in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code; (vii) no Borrower Employee Plan (other than a Multiemployer Plan) is under audit or investigation by the IRS, U.S. Department of Labor or any other Governmental Authority; (viii) except as required by Section 4980B(f) of the Code, no Borrower Employee Plan provides medical, death or welfare benefits (whether or not insured) with respect to current or former employees of Borrowers beyond their retirement or other termination of employment; and (ix) the consummation of the Transactions (either alone or in conjunction with any other event) will not entitle any current or former employee of Borrowers to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise) or increase the amount of compensation due to any employee of Borrowers.  Notwithstanding the foregoing, the representations and warranties contained in this Section 3.7 (other than the representations and warranties contained in subsections (ii), (iii) and (viii)) are qualified such that to the extent that any such representation or warranty applies to a Borrower Employee Plan that is a Multiemployer Plan, such representation or warranty shall be deemed to be to the knowledge of Obligors.

Section 3.8 Permits

Section 3.8 of the Obligor Disclosure Schedule lists the material Permits required in connection with the operation of the Business as it is now being operated and conducted by Obligors (collectively, “Borrower Permits”).  Obligors are in compliance with the terms and conditions of such Borrower Permits, except where the failure to so comply would not have an Obligor Material Adverse Effect, and, as of the date hereof, no revocation, suspension or cancellation of any such Borrower Permit is pending or, to the knowledge of Obligors, threatened.

Section 3.9 Purchased Assets; Business

(a) Except as set forth in Section 3.9 of the Obligor Disclosure Schedule, Borrowers have good, marketable and valid title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of the Purchased Assets (except for such Purchased Assets disposed of as permitted by Section 6.1), in each case free and clear of all Encumbrances, except as set forth in the Financial Statements.  Except as set forth in Section 3.9 of the Obligor Disclosure Schedule, none of the Purchased Assets are subject to any covenant or restriction prohibiting or limiting their transfer under this Agreement.  Except as set forth in Section 3.9 of the Obligor Disclosure Schedule, Borrowers do not own or lease any real property.

(b) Since its inception, the Business has been operated solely by Obligors.  The Purchased Assets constitute all of the assets necessary to conduct the Business in the manner in which it has been operated and conducted by Obligors in the past year and as it is currently operated and conducted.

Section 3.10 Assumed Contracts

Except as set forth in Section 3.10 of the Obligor Disclosure Schedule, Obligors have made available to Buyer a correct and complete copy of each Assumed Contract, or in the case of an oral Assumed Contract, a correct and complete written description thereof.  With respect to each Assumed Contract, except as set forth in Section 3.10 of the Obligor Disclosure Schedule:  (i) the Assumed Contract is a legal, valid and binding obligation of the parties thereto and is in full force and effect; (ii) none of Borrowers are in breach of or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by any of Borrowers, under the Assumed Contract; and (iii) to each Obligor’s knowledge, no other party to the Assumed Contract is in breach of or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by such other party, under such Assumed Contract.

Section 3.11 Compliance with Laws

The Business has been operated since January 1, 2009 in compliance with all Laws applicable thereto, except for any instances of non-compliance which would not have an Obligor Material Adverse Effect.

Section 3.12 Labor Matters

(a) Except as would not have an Obligor Material Adverse Effect and except as set forth in Section 3.12(a) of the Obligor Disclosure Schedule, Obligors: (i) are in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, pay equity and wages and hours, in each case, with respect to current, former or retired employees or consultants of Borrowers (collectively, “Borrower Employees”); and (ii) have timely withheld and paid over to the appropriate Governmental Authorities all amounts required by Law to be withheld from the wages, salaries and other payments to Borrower Employees.

(b) Obligors are not involved in or threatened with any labor dispute, grievance or Action relating to labor, safety or discrimination matters involving any Borrower Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.  Obligors have not engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  Obligors are not a party to, or bound by, any collective bargaining agreement with respect to Borrower Employees and no collective bargaining agreement is being negotiated by Obligors.

Section 3.13 Tax Matters

(a) Except as set forth in Section 3.13 of the Obligor Disclosure Schedule, Borrowers have filed, or will timely file, all Returns relating to Taxes of Borrowers for periods ending on or prior to the Closing Date and have paid, or will timely pay, all Taxes shown thereon as owing, except where the failure to file such Returns or pay such Taxes would not have an Obligor Material Adverse Effect.

(b) Except as set forth in Section 3.13 of the Obligor Disclosure Schedule, (i) there is no Action or audit pending or, to the knowledge of Obligors, threatened with respect to any liability for Tax relating to income of Borrowers for which a material amount of Tax is at issue, and (ii) there is no liability for Tax pursuant to United States Treasury Regulations Section 1.1502-6 (or any comparable provision of state or local law).

Section 3.14 Brokers

Except as set forth in Section 3.14 of the Obligor Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Obligors and any such fee or commission shall be borne by Obligors.

Section 3.15 Intellectual Property

Section 3.15 of the Obligor Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property owned or licensed by any of the Borrowers.

(a) Except as set forth in Section 3.15 of the Obligor Disclosure Schedule, to Obligors’ knowledge (i) with respect to any Intellectual Property owned by Borrowers (as opposed to Intellectual Property of which Borrowers is a licensee), Borrowers own all right, title and interest to all such Intellectual Property, without any conflict known to Obligors with the rights of others, (ii) no Person other than Borrowers has the right to use the Intellectual Property owned by Borrowers, and (iii) Borrowers have the valid right to use, pursuant to a license, sublicense or other agreement, any Intellectual Property used in the Business that is owned by a party other than Borrowers.

(b) To Obligors’ knowledge, the conduct of the Business as currently conducted does not infringe upon any intellectual property right of any third party except where such infringement would not be reasonably expected to have an Obligor Material Adverse Effect.

(c) To Obligors’ knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any encumbrance on, the rights of Borrowers with respect to the Intellectual Property owned by them.

(d) To Obligors’ knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by Borrowers, or (ii) any license, sublicense and other agreement as to which Borrowers are a party and pursuant to which Borrowers are authorized to use any third party Intellectual Property, excluding generally commercially available, off-the-shelf software programs.

(e) To Obligors’ knowledge, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made, is currently outstanding or, to Obligors’ knowledge, has been threatened, and to Obligors’ knowledge, there are no grounds for the same.

(f) To Obligors’ knowledge, the loss or expiration of any Intellectual Property rights would not reasonably be expected to result in an Obligor Material Adverse Effect, and no such loss or expiration is threatened, pending or reasonably foreseeable.

Section 3.16 Operation of Business

Since March 3, 2010 through the Closing Date Borrowers have not expended assets or accepted liabilities that would render them materially more insolvent.

Section 3.17 Sound Business Judgment

Obligors believe that the execution and delivery of this Agreement by Obligors and the consummation of the transactions contemplated hereby reflect the exercise of sound business judgment by the Obligors, are proper exercises of their contractual and fiduciary duties, are fair and reasonable, and are in the best interests of the Borrowers and their creditors.  Obligors believe that total consideration to be realized by Rosenthal under this Agreement represents fair consideration and reasonably equivalent value for the Purchased Assets.  Obligors believe, as a result, there exists good and sufficient business justification to consummate the transactions contemplated hereby.

Section 3.18 Lack of Collusion; Arm’s Length Transaction

This Agreement was negotiated, proposed, and entered into by the Parties without collusion, in good faith, and from arm’s-length bargaining positions.

Section 3.19 Bulk Sales

The Tuttle Agency of Pennsylvania, Inc. represents and warrants that the Purchased Assets that it owns represent less than fifty percent of the assets owned by such Obligor. Each Obligor represents and warrants that the sale of the Purchased Assets owned by such Obligor does not require such Obligor to provide ten (10) days' notice to the Pennsylvania Department of Revenue of the Commonwealth of Pennsylvania of such sale under Pennsylvania Statute 72 P.S. Section 7321.1, Pennsylvania Statute 72 P.S. Section 7240, Pennsylvania Statute 72 P.S. Section 788.3 or Pennsylvania Statute 72 P.S. Section 1403.

ARTICLE IV

ROSENTHAL’S LIMITED WARRANTIES; LIMITATIONS OF DAMAGES

Rosenthal hereby represents and warrants to Buyer and Obligors that as of the date hereof and as of the Closing:

Section 4.1 Organization; Authority Relative to this Agreement

Rosenthal is duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite corporate power and authority to enter into, execute and deliver this Agreement and the other agreements and instruments to be delivered by Rosenthal pursuant to this Agreement, consummate the Transactions, and to carry out its obligations hereunder and thereunder.  The execution and delivery by Rosenthal of this Agreement and the other agreements and instruments to be delivered by Rosenthal pursuant to this Agreement, and the consummation by Rosenthal of the Transactions have been duly authorized by all necessary corporate action on its part.  This Agreement and the other agreements and instruments to be delivered by Rosenthal pursuant to this Agreement, have been duly executed and delivered by Rosenthal, and constitute the legal, valid and binding obligation of Rosenthal, enforceable against Rosenthal in accordance with the terms hereof and thereof (except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement, voidable preference and other similar laws relating to or affecting the rights of creditors generally and except as the same may be subject to the effect of general principles of equity).

Section 4.2 No Conflict; Required Filings and Consents

The execution and delivery of this Agreement and the other agreements and instruments to be delivered by Rosenthal pursuant to this Agreement do not, and the consummation by Rosenthal of the Transactions will not, (a) conflict with or violate the organizational or governing documents of Rosenthal, (b) conflict with or violate any Law or Order applicable to Rosenthal or by which Rosenthal or any of its properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Rosenthal is a party or by which Rosenthal or any of its properties is bound, or (d) require Rosenthal to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except (i) as set forth in Section 4.2 of the Rosenthal Disclosure Schedule, (ii) in the case of clauses (b) through (d) above, where such conflicts, violations, breaches, defaults or other failures or occurrences would not prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

Section 4.3 Absence of Litigation

Except as disclosed in Section 4.3 of the Rosenthal Disclosure Schedule, as of the date hereof, (a) there is no Action pending or, to the knowledge of Rosenthal, threatened against Rosenthal before any Governmental Authority that, if adversely determined, would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions, and (b) there is no Order against Rosenthal that would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

Section 4.4 Holder of Loan Documents

Rosenthal is the holder of the 2007 Loan Agreement and all ancillary documents thereto (the “Loan Documents”) and has not transferred Rosenthal’s interest in the Loan Documents or the Purchased Assets, except the Loans are participated in by Sovereign Business Capital (f/k/a Business Alliance Capital Company) and Burdale Financial Limited, each pursuant to its respective participation agreement dated September 11, 2007, as amended, with Rosenthal.  Copies of the Loan Documents have been provided to Buyer and are true and correct, and, as of the date hereof, there have been no further material written amendments or written modifications thereto.

Section 4.5 No Subordination

Rosenthal has not released any security interest or lien it has in, or consented to the sale or disposition of, any Purchased Assets (except for sales in the ordinary course of Borrowers’ business and for the sale pursuant hereto) and has not heretofore sold, assigned or transferred any of the Purchased Assets being purchased hereunder.  Rosenthal has not agreed to subordinate its security interests in the Purchased Assets to any third party.

Section 4.6 Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission from Rosenthal in connection with the execution of this Agreement or the consummation of the Transactions and any such fee or commission shall be borne by Rosenthal.

Section 4.7 Notice of Article 9 Sale

On or before March 5, 2010 (the “Notice Date”), Rosenthal provided notice of the Article 9 Sale (each a “Notice” and collectively, the “Notices”), which Notices were substantially in the form attached hereto as Exhibit D, to all persons and entities set forth on Exhibit E attached hereto.  Except as disclosed in Section 4.7 of the Rosenthal Disclosure Schedules, as of the date hereof, Rosenthal has not received any objections to the Article 9 Sale.

Section 4.8 Limitations of Damages

Other than the foregoing representations and warranties specifically provided in this Article IV, ROSENTHAL MAKES NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY KIND WHATSOEVER WITH RESPECT TO THE PURCHASED ASSETS (AND THE OTHER PARTIES HERETO EXPRESSLY AGREE THAT, EXCEPT AS PROVIDED IN THIS AGREEMENT, ROSENTHAL MAKES AND GIVES NO COVENANT, UNDERTAKING, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE PURCHASED ASSETS OR ANY OTHER MATTER RELATING HERETO OR THERETO), INCLUDING, BUT NOT LIMITED TO:  TITLE, MERCHANTABILITY; FITNESS FOR ANY PARTICULAR PURPOSE; DESIGN, QUALITY, CAPACITY, CONDITION OR WORKMANSHIP; COMPLIANCE OF THE PURCHASED ASSETS WITH ANY LAW, RULE, SPECIFICATION OR CONTRACT; ANY ASPECT OF BORROWERS’ FINANCIAL CONDITION, BUSINESSES, PROSPECTS OR OPERATIONS; IMMUNITY FROM LIABILITY FOR EXCLUDED LIABILITIES; OR THE EXISTENCE OR NON-EXISTENCE OF ANY SECURITY INTERESTS, LIENS OR OTHER CLAIMS OF ANY THIRD PARTIES TO THE PURCHASED ASSETS.  BUYER AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ROSENTHAL SHALL HAVE NO LIABILITY TO BUYER OR TO ANY PERSON CLAIMING BY OR THROUGH BUYER FOR ANY MATTER DISCLAIMED HEREBY, OR FOR ANY INCIDENTAL, CONSEQUENTIAL, OR OTHER DAMAGES OF ANY KIND WHATSOEVER, WHETHER ANY CLAIMS ARE BASED UPON THEORIES OF CONTRACT, NEGLIGENCE OR TORT (INCLUDING STRICT LIABILITY); AS BETWEEN ROSENTHAL AND BUYER, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PURCHASED ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS.”

Section 4.9 Lack of Collusion; Arm’s Length Transaction

This Agreement was negotiated, proposed, and entered into by the Parties without collusion, in good faith, and from arm’s-length bargaining positions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND GUARANTORS

Buyer and the Guarantors hereby represent and warrant to Rosenthal and Obligors as of the date hereof and as of the Closing that, except as set forth in the disclosure schedule delivered by Buyer to Rosenthal and attached hereto and made a part hereof (the “Buyer Disclosure Schedule”):

Section 5.1 Organization; Authority Relative to this Agreement

Each of Guarantors and Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite corporate power and authority to enter into, execute and deliver this Agreement, consummate the Transactions, and to carry out its obligations hereunder.  The execution and delivery by each of Guarantors and Buyer of this Agreement and the consummation by each of Guarantors and Buyer of the Transactions have been duly authorized by all necessary corporate action on its part.  This Agreement has been duly executed and delivered by each of Guarantors and Buyer, and constitutes the legal, valid and binding obligation of Guarantors and Buyer, enforceable against Guarantors and Buyer in accordance with the terms hereof (except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement, voidable preference and other similar laws relating to or affecting the rights of creditors generally and except as the same may be subject to the effect of general principles of equity).

Section 5.2 No Conflict; Required Filings and Consents

The execution and delivery of this Agreement by Guarantors and Buyer do not, and the consummation by Buyer of the Transactions will not, (a) conflict with or violate the organizational or governing documents of Guarantors or Buyer, (b) conflict with or violate any Law or Order applicable to Guarantors or Buyer or by which Guarantors or Buyer or any of their properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Guarantors or Buyer is a party or by which Guarantors or Buyer or any of their properties is bound, or (d) require Guarantors or Buyer to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except (i) as set forth in Section 5.2 of the Buyer Disclosure Schedule, (ii) in the case of clauses (b) through (d) above, where such conflicts, violations, breaches, defaults or other failures or occurrences would not prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

Section 5.3 Absence of Litigation

Except as disclosed in Section 5.3 of the Buyer Disclosure Schedule, as of the date hereof, (a) there is no Action pending or, to the knowledge of Buyer, threatened against Guarantors or Buyer before any Governmental Authority that, if adversely determined, would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions, and (b) there is no Order against Guarantors or Buyer that would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

Section 5.4 Brokers

Except as set forth in Section 5.4 of the Buyer Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Guarantors or Buyer, and any such fee or commission shall be borne by Buyer.

ARTICLE VI

COVENANTS OF OBLIGORS

Section 6.1 Conduct of Business by Obligors Pending the Closing

Except as otherwise contemplated by this Agreement or as disclosed in Section 6.1 of the Obligor Disclosure Schedule, or unless Buyer shall give its prior written consent, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, Obligors shall (i) conduct the Business in the ordinary course of business and in a manner consistent with past practice and (ii) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current employees and maintain satisfactory relationships with its customers, client, suppliers and others having business relationships with it and (iii) not expend assets or accept liabilities that would render them materially more insolvent at the Closing Date than the Borrowers were on March 3, 2010.  Buyer agrees to cooperate reasonably with Obligors in connection with the foregoing.  Without limiting the generality of the foregoing, and except as contemplated by this Agreement or disclosed in Section 6.1 of the Obligor Disclosure Schedule, Obligors shall not, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, do or agree to do any of the following without the prior written consent of Buyer and Rosenthal:

(a) amend or otherwise change the organizational documents of any Borrower;

(b) issue any additional shares or issue, sell or grant any option or right to acquire, or otherwise dispose of, any of its authorized but unissued shares;

(c) effect any dissolution, winding up, liquidation or termination of the Business;

(d) incur or guarantee, or perform, pay or otherwise discharge, any material obligation or liability (absolute or contingent), except in the ordinary course of business;

(e) terminate or amend in any material respect any Assumed Contract;

(f) take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Obligors herein untrue or incorrect in any material respect;

(g) sell, lease, license, transfer or otherwise dispose of any Purchased Assets;

(h) merge or consolidate with any Person;

(i) make any investment in, or make any loan or advance to, any Person, except in the ordinary course of business;

(j) enter into any employment agreement or arrangement or make any increase in the number or compensation of persons employed in the Business; or

(k) agree to do any of the foregoing.

Section 6.2 Notification of Certain Events

Obligors shall give prompt notice to Buyer and Rosenthal if any of the following occurs after the date of this Agreement: (i) there has been a material failure of any of Obligors to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by any of Obligors of any material notice or other material communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a representation or warranty made in Article III to become untrue, or that would or reasonably could cause a condition in Section 9.2 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against any of Obligors, or any of their properties, with respect to the Transactions. No such notice to Buyer and Rosenthal shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 6.3 Non-Competition; Non-Solicitation

(a) Each Obligor hereby acknowledges that it is familiar with the Business and the trade secrets and with other confidential information related to the Business.  Each Obligor acknowledges and agrees that Buyer would be irreparably damaged if any of Obligors, or any of their respective Affiliates, were to provide services to or otherwise participate in the business of any Person competing with the Business in a similar business and that any such competition by such Obligor would result in a significant loss of goodwill by Buyer.  Each Obligor further acknowledges and agrees that the covenants and agreements set forth in this Section 6.3 were good and sufficient consideration for Obligors and were a material inducement to Buyer and Rosenthal to enter into this Agreement and to perform their respective obligations hereunder, and that Buyer and Rosenthal would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties hereto if such Obligor breached the provisions of this Section 6.3.  Therefore, each Obligor agrees, in further consideration of the Purchased Assets and the goodwill of the Business sold by such Obligor, that during the three (3) year period after the Closing Date (the “Restricted Period”), each Obligor shall not (and shall cause its Affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an owner, officer, director, manager, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in the Restricted Territories in any business engaged directly or indirectly relating to the Business or the business engaged in by Buyer; provided that nothing herein shall prohibit any Obligor from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation.  Each Obligor acknowledges that the Business and Buyer’s business has been conducted or is presently proposed to be conducted throughout the Restricted Territories and that the geographic restrictions and time periods, as well as all other restrictions and covenants contained in Section 6.3 are reasonable and necessary, and supported by good and valuable consideration, to protect the goodwill of Buyer’s business and the Business being sold by each Borrower pursuant to this Agreement.

(b) Each Obligor agrees that it shall not (and each Obligor shall cause its Affiliates not to) directly, or indirectly through another Person during the Restricted Period, (i) induce or attempt to induce any employee of the Business, or any of their Affiliates to leave the employ of the Business, Buyer or any of their Affiliates, or in any way interfere with the relationship between the Business, Buyer or any of their Affiliates and any employee thereof, (ii) hire any person who was an employee of the Business, Buyer or any of their Affiliates at any time during the twelve-month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 6.3(b) that any such hiring within such twelve-month period is in violation of clause (i) above), or (iii) call on, solicit or service any client, customer, supplier, licensee, licensor or other business relation of Buyer, the Business, or any of their Affiliates (including any Person that was a client, customer, supplier or other potential business relation of Buyer, the Business, or any of their Affiliates at any time during the twelve month period immediately prior to such call, solicit or service), induce or attempt to induce such Person to cease doing business with the Business, Buyer or any of their Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and the Business, Buyer or any of their Affiliates (including making any negative statements or communications about the Business, Buyer or any of their Affiliates).  After the Closing, no Obligor shall make any negative statements or communications about Buyer, the Business, the Purchased Assets or any of their Affiliates’ businesses.

(c) If, at the time of enforcement of the covenants contained in this Section 6.3 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Each Obligor has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business, Buyer’s business and the substantial investment in the Business made by Buyer hereunder.

(d) If any Obligor or any Affiliate of any Obligor breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Business and Buyer and that money damages would not provide an adequate remedy to Buyer and that a bond of no more than $250 is sufficient to any action by Buyer for temporary or injunctive relief; and (ii) the right and remedy to require such Obligor to account for and pay over to Buyer any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.

(e) In the event of any breach or violation by any Obligor of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

(f) Nothing contained in this Agreement shall prohibit Rosenthal with respect to clause (i) below, and Obligors and any Affiliates of Obligors, from (i) collecting any receivables of Borrowers arising from the operation of the Business prior to the Closing, (ii) winding down the business of Borrowers (other than the Business and the Purchased Assets), or (iii) actively participating or engaging in the business of the Excluded Industries.

Section 6.4 Name Change

On the Execution Date, Mr. Goldstein and GT shall (i) deliver to Buyer for filing, the documents necessary to amend the organizational documents of Tuttle Agency of Pennsylvania, Inc., and (ii) take all other actions requested by Buyer to change the name of Tuttle Agency of Pennsylvania, Inc. to a name sufficiently dissimilar to Tuttle Agency of Pennsylvania, Inc., in Buyer’s reasonable judgment, to avoid confusion; provided, that Buyer hereby agrees not to file such documents until on or after the Closing Date. Between the Execution Date and the Closing Date, and after the Closing Date, Mr. Goldstein and GT shall and shall cause each of the Operating Affiliates to take all other actions reasonably requested by Buyer to enable Buyer to utilize the names of each of the Operating Affiliates, as dbas, assumed names, trade names or otherwise.  After the Closing Date, no Obligor or any of their respective Affiliates, shall transact business as, or use in the conduct of its businesses or otherwise, the name used by it as of the date hereof or any other similar names.  Furthermore, after the Closing, Mr. Goldstein and GT shall and shall cause each of the Operating Affiliates to discontinue the use of the current names of the Operating Affiliates (and any other trade names currently utilized by the Operating Affiliates) and shall not subsequently change its name to or otherwise use or employ any name that is similar to the name that is used by it as of the date hereof without the prior written consent of Buyer.  From and after the Closing, each Obligor covenants and agrees not to and to cause its Affiliates not to use or otherwise employ any of the trade names, corporate names, dbas or similar Intellectual Property rights utilized by Obligors in the conduct of the Business, which rights are included in the Purchased Assets purchased hereunder.  If the Closing does not take place on or by the Outside Date and this Agreement has been terminated, Buyer shall promptly return to GT the documents delivered by Mr. Goldstein and GT on the Execution Date pursuant to this Section 6.4.

Section 6.5 Payments to Employees

Borrowers covenant and agree that they shall pay all employees of the Business for services rendered by said employees through the day prior to the Closing Date.

ARTICLE VII

COVENANTS OF BUYER AND ROSENTHAL

Section 7.1 Representations and Warranties

Each of Buyer and Rosenthal covenant and agree that, except as otherwise contemplated by this Agreement or unless the other Party shall give its prior written consent, neither Buyer, on the one hand, nor Rosenthal, on the other hand, shall, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Buyer, on the one hand, or Rosenthal, on the other hand, herein untrue or incorrect in any material respect.

Section 7.2 Notification of Certain Events

(a) Buyer shall give prompt written notice to Rosenthal and Obligors if any of the following occurs after the date of this Agreement: (i) there has been a material failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by Guarantors or Buyer of any material notice or other communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a condition in Section 9.3 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against Guarantors or Buyer, or any of their properties, with respect to the Transactions. No such notice to Rosenthal and Obligors shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

(b) Rosenthal shall give prompt written notice to Buyer if any of the following occurs after the date of this Agreement: (i) there has been a material failure of Rosenthal to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by Rosenthal of any material notice or other communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a condition in Section 9.3 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against Rosenthal with respect to the Transactions.  No such notice to Buyer shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 7.3 Reimbursement of Costs; Post-Closing Assistance

(a) If after the Closing Date, Buyer uses the office space located at 295 Madison Avenue, New York, New York, 20 Broadhollow Road, Melville, New York, and/or 6400 North Andrews Avenue, Fort Lauderdale, Florida (each, a “Location”), and/or equipment leased by any Borrower and for which such Borrower remains responsible after the Closing Date, Buyer shall reimburse Borrowers for (i) all rent and additional rent (including utilities supplied by the landlord) due related to the period after the Closing Date during which Buyer has used any Location, or a pro rata portion thereof for a partial month, unless and to the extent, for any reason, Buyer pays the landlord of the relevant Location directly for such rent and additional rent (including proportional utilities supplied by the landlord) and (ii) all reasonably documented expenses incurred by Borrowers for the lease of any such equipment.  For the avoidance of doubt, in no event shall Buyer be obligated to pay or reimburse Borrowers for any amounts which became due, accrued or otherwise relate to the period prior to the Closing Date.

(b) After the Closing, upon Borrowers’ reasonable request, and at Borrowers’ sole expense, Buyer agrees to use commercially reasonable efforts to make available to Borrowers during regular business hours certain former employees of Borrowers, if any, that may be hired by Buyer to the extent reasonably necessary to assist Borrowers in: (i) the preparation and filing of income and other tax returns of Borrowers and their Affiliates for the 2009 tax year and a portion of the 2010 tax year, and (ii) the discharge of liens and other Encumbrances against Borrowers or their assets.  The preceding sentence shall not impose any obligation on the part of any Borrower to request Buyer’s assistance in the matters described above.  Obligors shall reimburse Buyer for all employee compensation associated with the assistance provided by the employees of Buyer to Borrowers.

Section 7.4 Access to Business Records

Notwithstanding anything to the contrary herein, after the Closing Date, Borrowers, Rosenthal and/or their duly authorized representatives shall have the right, during reasonable business hours and upon three (3) Business Days’ notice, to inspect, examine and make copies of the Business Records containing records and information of Borrowers through the Closing Date and all records and documentation related to permanent placement receivables, reasonably necessary for the purpose of addressing audit and regulatory matters with any Governmental Authority.  The right of Borrowers and Rosenthal to inspect, examine and make copies of such Business Records under this Section 7.4 shall survive for a period of five (5) years from the Closing Date and such right of Borrowers and Rosenthal with respect to the permanent placement receivables shall survive for  period of three (3) months from the Closing Date.

ARTICLE VIII

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 8.1 Access to Information

Upon reasonable prior notice, Obligors shall afford to the officers, employees, accountants, counsel and other agents and representatives of Buyer and Rosenthal reasonable access at reasonable times, during the period prior to the Closing Date or the earlier termination of this Agreement, to all of Borrowers’ properties, books, contracts, commitments and records.  In addition, during such period, Obligors shall furnish to Buyer and/or Rosenthal all information concerning the Business and Borrowers’ properties and personnel as Buyer and/or Rosenthal may reasonably request, and shall make available to Buyer and/or Rosenthal the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Business and Borrowers’ properties and personnel as Buyer and/or Rosenthal may reasonably request.  Notwithstanding the foregoing, no such review, inquiry or investigation shall affect any representations or warranties of any Parties herein or the conditions to the obligations of any Parties.

Section 8.2 Commercially Reasonable Efforts; Further Assurances

(a) Upon the terms and subject to the conditions hereof, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions, including obtaining all consents, waivers, authorizations and approvals from Governmental Authorities and other third parties required for the consummation of the Transactions.

(b) From time to time after the Closing, at the request of Buyer and without further consideration, Rosenthal and Obligors agree on their own behalf, as well as on behalf of their parents, subsidiaries, Affiliates, successors, assigns and legal representatives, to execute and deliver to Buyer any further documents or instruments and perform any further acts that may reasonably be deemed necessary or desirable by Buyer to vest, record, perfect, support and/or confirm the rights herein conveyed.  Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of such rights by Rosenthal as otherwise set forth in this Agreement.

(c) From time to time after the Closing, at the request of Buyer and without further consideration, Obligors agree on their own behalf, as well as on behalf of their parents, subsidiaries, Affiliates, successors, assigns and legal representatives, to take such actions as may be necessary and to otherwise cooperate with Buyer in facilitating the transfer to Buyer of: (i) Obligors’ relationships with the Employee Assets and (ii) Obligors’ relationships with its clients and customers, and all accounts related thereto (other than those relationships and accounts in the Excluded Industries).

Section 8.3 Public Announcements

Each of the Parties agrees that no press release or announcement concerning this Agreement or the Transactions shall be issued by it or any of its Affiliates without the prior consent of the other Parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case such Party shall use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

Section 8.4 Transfer Taxes

Buyer shall pay, when due, all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of purchase of the Purchased Assets by the Buyer and shall, at its own expense, file all necessary Returns and other documentation with respect to such Taxes, fees and charges.  Obligors and Rosenthal shall cooperate with Buyer in the preparation and execution of these Returns, or other documentation.

Section 8.5 Release of Security Interests

Effective as of the Closing Date, to the extent Rosenthal has any security interest or other liens in any of the Purchased Assets, Rosenthal shall release all security interests and other liens granted in favor of Rosenthal with respect to the Purchased Assets.

Section 8.6 Release by Obligors

Effective as of the Closing Date, except for such rights expressly provided herein, and except for Obligors’ right to receive  any remaining Collateral after all Obligations have been fully and completely paid and satisfied, each Obligor, on behalf of itself and their affiliates, subsidiaries and, to the full extent applicable, their general partners, limited partners, members, successors, assigns, attorneys, employees, agents, representatives, officers and directors, hereby release Rosenthal, including, its respective affiliates, subsidiaries, successors, assigns, attorneys, employees, agents, representatives, officers and directors, from all claims, rights, demands, debts, liabilities, actions and causes of action of any and every type or nature whatsoever, whether known or unknown, whether arising in law or equity, or by tort or contract, relating directly or indirectly to each Obligor and the Loan Documents.

Section 8.7 Consents

Each Obligor shall use its commercially reasonable efforts to, on or prior to the Closing Date, obtain from the counterparty to each contract, agreement, lease, license or other instrument set forth in Section 3.4 of the Obligor Disclosure Schedule, such counterparty’s required consent to the Transactions, in the case of any Assumed Contracts, on terms reasonably acceptable to Buyer (the “Consents”).  Notwithstanding anything to the contrary herein, the inability of Obligors to obtain the Consents, despite their commercially reasonable efforts, shall not, by itself (i) constitute a failure of a condition to Closing, or (ii) prevent a Closing or give any Party the right to terminate this Agreement.  The inability to convey the Assumed Contracts shall not affect or reduce the Purchase Price, and such inability shall cause the Assumed Contracts to be excluded from the Purchased Assets and the Assumed Liabilities.

Section 8.8 No Solicitation

From and after the date of this Agreement, until the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1, (i) the Obligors and Rosenthal shall, and in each case cause their and its respective representatives, directors, officers, partners, employees, counsel, accountants, advisors and other authorized representative (collectively, “Representatives”) to terminate any existing discussions with third parties relating to any sale of the equity interests in any Obligor, any sale of the Business or any sale of the Purchased Assets, any merger of any Obligor or any joint venture or business combination involving any Obligor; and (ii)  the Obligors and Rosenthal shall not and each shall cause their and its respective Representatives not to, directly or indirectly, initiate, solicit or engage in discussions or negotiations with, or provide any information to, or otherwise cooperate with, encourage or assist, any third party regarding any such transaction described in inquiries or proposals described in (i) above.  The Obligors and Rosenthal agree to immediately advise the Buyer of any inquiries or proposals received from third parties regarding any such transaction.

ARTICLE IX

CONDITIONS TO THE CLOSING

Section 9.1 Conditions to Obligations of Each Party

The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of the following condition:  no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions.

Section 9.2 Additional Conditions to Obligations of Buyer

The obligation of Buyer to consummate the Transactions shall also be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties of the Obligors set forth in Article III of this Agreement and the representations and warranties of Rosenthal set forth in Article IV of this Agreement (i) that are qualified by the words “material” or “material adverse effect” shall be true and correct in all respects on and as of the Closing Date as if made on and as of such date and (ii) that are not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except in any such case to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall remain true and correct in all material respects, as the case may be, as of such date.

(b) Obligors and Rosenthal shall in all material respects have performed or complied with each obligation and covenant to be performed or complied with by Obligors and Rosenthal hereunder on or prior to the Closing Date, including the deliveries under Section 2.6(b).

(c) Buyer shall have received a certificate of Rosenthal, dated the Closing Date, signed by an officer of Rosenthal, to the effect that the conditions specified in Sections 9.2(a) and (b) with respect to Rosenthal have been satisfied.

(d) Buyer shall have received a certificate of Obligors, dated the Closing Date, signed by an officer of Obligors, to the effect that the conditions specified in Sections 9.2(a) and (b) with respect to Obligors have been satisfied.

(e) Buyer shall have received all documentation as required by Section 2.6(b).

(f) Buyer shall have received a Service and Collections Agreement, substantially in the form of Exhibit F dated the Closing Date and duly executed by Rosenthal and Obligors (the “Service and Collections Agreement”).

(g) Buyer shall have received a Consulting Agreement, substantially in the form attached hereto as Exhibit G dated the Closing Date and duly executed by Eric Goldstein (the “Consulting Agreement”).

(h) Buyer shall have received a legal opinion addressed to Buyer from counsel to Obligors, substantially in the form attached hereto as Exhibit H.

(i) Buyer shall have received the Assignment and Assumption Agreement, substantially in the form of Exhibit I (the “Assignment and Assumption Agreement”) dated the Closing Date and duly executed by GT, GT’s operating affiliates party to the 2007 Loan Agreement, Rosenthal, Summa Capital Corp and ICG.

(j)  Buyer shall have received the Amended and Restated Service Agreement, substantially in the form of Exhibit J (the “Service Agreement”) dated the Closing Date and duly executed by ICG, GT and Rosenthal.

(k) Buyer shall have received the Assignment of Domain Names, substantially in the form of Exhibit K dated the Closing Date and duly executed by Borrowers and Rosenthal.

(l) Buyer shall have received the Assignment of Trade Names, substantially in the form of Exhibit L dated the Closing Date and duly executed by Obligors and Rosenthal.

(m) Buyer shall have received the documents described in Section 6.4 hereof.

(n) Buyer shall have received evidence that Obligors have fully paid the judgment in favor of the Workers’ Compensation Board of the State of New York against Aldan Troy Group Inc., effective July 14, 2009, in the amount of $39,309.05, and all interest, penalties and assessments accrued thereon or with respect thereto.

(o) Rosenthal shall deliver and authorize the Buyer to file a UCC-3 Amendment releasing the Purchased Assets acquired by the Buyer in connection with the Transactions contemplated by this Agreement

(p) Rosenthal shall have provided Buyer with a list of all objections to the Article 9 Sale that Rosenthal shall have received through the Closing Date.

(q) Buyer shall have received a letter agreement dated the Closing Date and duly executed by Rosenthal pursuant to which Rosenthal shall agree to reduce the amount of the guarantees provided by each of the Guarantors to the extent Habib Noor acquires a portion of the Business or the Purchased Assets from Buyer and provides Rosenthal with a substitute guarantee acceptable to Rosenthal in its discretion in accordance with its then generally applicable internal underwriting standards.

(r) Buyer shall have received a share repurchase agreement dated the Closing Date (the “Share Repurchase Agreement”) for the CRS Shares duly executed by Rosenthal.

Section 9.3 Additional Conditions to Obligations of Rosenthal

The obligation of Rosenthal to consummate the Transactions shall also be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties of Buyer set forth in Article V of this Agreement and the representations and warranties of the Obligors set forth in Article III of this Agreement (i) that are qualified by the words “material” or “material adverse effect” shall be true and correct in all respects on and as of the Closing Date as if made on and as of that date and (ii) that are not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except in any such case to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall remain true and correct in all material respects, as the case may be, as of such date.

(b) Buyer, on the one hand, and the Obligors, on the other hand, shall in all material respects have performed or complied with each obligation and covenant to be performed or complied with by them hereunder on or prior to the Closing Date, including the deliveries under Section 2.6(c).

(c) Rosenthal shall have received a certificate of Buyer, dated the Closing Date, signed by an executive officer of Buyer, to the effect that the conditions specified in Sections 9.3(a) and (b) have been satisfied.

(d) Rosenthal shall have received all documentation as required by Section 2.6(c).

(e) Rosenthal shall have received the Service and Collections Agreement, duly executed by Buyer.

(f) Rosenthal shall have received the Assignment and Assumption Agreement dated the Closing Date and duly executed by Buyer.

(g) Rosenthal shall have received the Service Agreement dated the Closing Date and duly executed by Buyer.

(h) Rosenthal shall have received evidence that Obligors have fully paid the judgment in favor of the Workers’ Compensation Board of the State of New York against Aldan Troy Group Inc., effective July 14, 2009, in the amount of $39,309.05, and all interest, penalties and assessments accrued thereon or with respect thereto.

(i) Rosenthal shall have received the CRS Shares.

(j) Rosenthal shall have received the Share Repurchase Agreement duly executed by CRS.

(k) Rosenthal shall have received an agreement duly executed by Wells Fargo Credit Finance dated as of the Closing Date pursuant to which Wells Fargo Credit Finance shall agree to comply with the terms of the Service and Collections Agreement in respect of the allocation of receivable collections, which agreement shall be reasonably acceptable to Rosenthal.

ARTICLE X

TERMINATION

Section 10.1 Termination

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Buyer and Rosenthal;

(b) by Rosenthal or Buyer, if the Closing shall not have become effective on or before April 5, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Transactions to be consummated on or before the Outside Date;

(c) by any Party, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is, in each case, then in effect and is final and nonappealable and has the effect of making the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Law or Order to have been enacted, issued, promulgated, enforced or entered;

(d) by Buyer (if Buyer is not in material breach of any of its representations, warranties, covenants, conditions or agreements under this Agreement), if there has been a material breach by Rosenthal of any of its representations, warranties, covenants, conditions or agreements contained in this Agreement, or if any representation or warranty of Rosenthal shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b);

(e) by Buyer (if Buyer is not in material breach of any of its representations, warranties, covenants, conditions or agreements under this Agreement), if there has been a material breach by any of Obligors of any of their respective representations, warranties, covenants, conditions or agreements contained in this Agreement, or if any representation or warranty of any of Obligors shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b); or

(f) by Rosenthal (if Rosenthal is not in material breach of any of its representations, warranties, covenants, conditions or agreements under this Agreement), if there has been a material breach by Buyer of any of their respective representations, warranties, covenants, conditions or agreements contained in this Agreement, or if any representation or warranty of Buyer shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b).

(g) by Rosenthal, if Buyer fails to pay the Closing Payment to Rosenthal on or before April 2, 2010.

Section 10.2 Effect of Termination

(a) In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective Affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party hereto shall cease, except that nothing herein shall relieve any Party from liability for any willful breach of this Agreement.  Without limiting the foregoing, Sections 2.5(b)(i), 3.14, 4.6, 5.4, 8.3, 10.2, 12.6, 12.9, 12.10 shall survive the termination of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 12.9 hereof in lieu of terminating this Agreement pursuant to Section 10.1.

ARTICLE XI

INDEMNIFICATION PROVISIONS

Section 11.1 Borrowers’ Indemnification Obligation

Each Borrower agrees that, from and after the Closing, it shall, jointly and severally, indemnify, defend and hold harmless Buyer, Rosenthal, their respective officers, directors, Affiliates, partners, members, managers, employees, agents and other representatives from and against any damages, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) (each, a “Liability” and, collectively, “Liabilities”) incurred by any of the foregoing Persons arising out of (a) any inaccuracy or breach of any representation or warranty of Obligors contained in Article III of this Agreement, (b) any breach of any covenant or agreement of Obligors contained in this Agreement, (c) any successor liability claims or claims with respect to liens on the Purchased Assets whether senior to or junior to Rosenthal’s security interest in the Purchased Assets, (d) any of the Excluded Liabilities or (e) the operation of the Business prior to the Closing.  For the avoidance of doubt, Mr. Goldstein has no indemnification obligations under this Agreement for the benefit of any other Party.  The indemnification obligation set forth in clause (c) above shall be joint and several with Rosenthal.

Section 11.2 Rosenthal’s Indemnification Obligation

Rosenthal agrees that, from and after the Closing, it shall indemnify, defend and hold harmless Buyer, its officers, directors, Affiliates, partners, members, managers, employees, agents and other representatives from and against any Liabilities incurred by any of the foregoing Persons arising out of (a) any inaccuracy or breach of any representation or warranty of Rosenthal contained in Article IV of this Agreement (b) any breach of any covenant or agreement of Rosenthal contained in this Agreement, (c) any of the Excluded Liabilities and (d) any successor liability claims or claims with respect to liens on the Purchased Assets whether senior to or junior to Rosenthal’s security interest in the Purchased Assets.  The indemnification obligation set forth in clause (d) above shall be joint and several with the Borrowers.  Any indemnification which Rosenthal is required to make hereunder shall be offset against payments due under Section 2.5(b)(iii)(B).

Section 11.3 Buyer’s Indemnification Obligation

(a) Buyer agrees that, from and after the Closing, it shall indemnify, defend and hold harmless Rosenthal and Borrowers, their respective officers, directors, Affiliates, partners, members, managers, employees, agents and other representatives from and against any Liabilities incurred by any of the foregoing Persons arising out of (i) any inaccuracy or breach of any representation or warranty of Buyer contained in Article V of this Agreement, (ii) any breach of any covenant or agreement of Buyer contained in this Agreement, (iii) any of the Assumed Liabilities or (iv) the operation of the Business from and after the Closing.

(b) Buyer agrees that from and after the Closing, it shall indemnify, defend and hold harmless Rosenthal and Borrowers, their respective officers, directors, Affiliates, partners, members, managers, employees, agents and representatives from and against any Liabilities incurred by any of the foregoing Persons arising out of claims asserted or brought against any of the aforementioned Persons by Habib Noor in connection with this Agreement, the Letter of Intent, or the transactions contemplated by this Agreement.

Section 11.4 Procedures for Indemnification for Third Party Claims

For purposes of this Article XI, any Party entitled to be indemnified under Article XI is referred to herein as an “Indemnified Party,” and any Party obligated to provide indemnification under Article XI is referred to herein as an “Indemnifying Party.”  The obligations and liabilities of the Parties under this Article XI with respect to, relating to or arising out of claims of third parties (individually, a “Third Party Claim” and, collectively, the “Third Party Claims”) shall be subject to the following terms and conditions:

(a) The Indemnified Party shall give the Indemnifying Party prompt written notice (but in no event later than ten (10) Business Days following the receipt) of any Third Party Claim, and the Indemnifying Party may undertake the defense of that claim by representatives chosen by it and reasonably satisfactory to the Indemnified Party; provided that (i) such Third Party Claim involves only monetary (and does not involve criminal or quasi criminal allegations or a claim which the Indemnified Party reasonably believes an adverse determination would be detrimental to or injure the Indemnified Party’s reputation or future business prospects) and (ii) the Indemnifying Party shall have acknowledged in writing its indemnification obligations hereunder in respect of such claim.  Any such notice of a Third Party Claim shall identify with reasonable specificity the basis for the Third Party Claim, the facts giving rise to the Third Party Claim and the amount of the Third Party Claim (or, if such amount is not yet known, a reasonable estimate of the amount of the Third Party Claim).  The Indemnified Party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession.  Failure of an Indemnified Party to give prompt notice shall not relieve the Indemnifying Party of its obligation to indemnify, except to the extent that the failure to so notify materially prejudices the Indemnifying Party’s ability to defend such claim against a third party.

(b) If (i) the Indemnifying Party disputes its liability, (ii) the Indemnifying Party accepts it liability but chooses not to defend the Third-Party Claim, (iii) the Indemnifying Party chooses to defend the Third-Party Claim but any time thereafter fails to prosecute or defend vigorously and diligently or settle the Third-Party Claim or (iv) the Indemnifying Party fails to give notice of its acceptance or dispute of its liability within the thirty-day notice period, then the Indemnified Party will have the right (but not the obligation) to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party.  The Indemnified Party shall make its election whether or not to defend within ten (10) calendar days after the expiration of the thirty-day notice period (if it fails to give any notice whatsoever during this period, it shall be deemed to have elected not to defend).  The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any third-party claim that the Indemnified Party is contesting.  Notwithstanding the foregoing provisions of this Section 11.4(b), the Indemnifying Party will not bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 11.4 or of the Indemnifying Party’s participation therein at the Indemnified Party’s request.

(c) Each Indemnified Party shall have the right to employ separate counsel in such claim and participate in the defense thereof, but the fees and expenses of such counsel (other than expenses reasonably incurred prior to the Indemnifying Party’s assumption of the defense) shall be at the expense of each Indemnified Party unless: (i) the Indemnifying Party has agreed to pay such expenses; (ii) the Indemnifying Party has failed promptly to assume the defense and employ counsel reasonably satisfactory to such Indemnified Party; or (iii) the named parties to any such Proceeding (including any impleaded parties) include any Indemnified Party and the Indemnifying Party or an Affiliate of the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that either (x) there is reasonably likely to be one or more legal defenses available to it which are different from or in addition to those available to the Indemnifying Party or such Affiliate or (y) a conflict of interest is reasonably likely to exist if such counsel represents such Indemnified Party and the Indemnifying Party or its Affiliate; provided, however, that the Indemnifying Party shall not, in connection with any one such Proceeding or separate but substantially similar or related proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the fees and expenses of more than one such firm of separate counsel (in addition to any local counsel), which counsel shall be designated by such Indemnified Party.

(d) Without the consent of the Indemnified Party, the Indemnifying Party or Parties shall not consent to, and the Indemnified Party shall not be required to agree to, the entry of any judgment or enter into any settlement (A) where the Third-Party Claim which the Indemnifying Party proposes to settle involves the business reputation of the Purchaser or its Affiliates or the possible criminal culpability of the Purchaser or its Affiliates or any of their respective officers, directors or employees, and (B) unless such judgment or settlement (i) includes as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Indemnified Party that is the subject of such Third-Party Claim, (ii) provides that the sole relief is monetary damages which are paid in full by the Indemnifying Party or Parties (and such monetary damages shall be actually paid in full by the Indemnifying Party or Parties) and (iii) does not include a statement as to or any admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

Section 11.5 Indemnification Limitations

(a) Time Limits On Indemnification.  No claim for indemnification hereunder on account of a breach or inaccuracy of a representation or warranty shall be made after the expiration of the survival periods referred to in Section 12.1 of this Agreement.  No claim for indemnification for any other claim hereunder shall be made after the second anniversary of the Closing Date.  Notwithstanding the foregoing, if a written claim or written notice for indemnification is given under this Article XI with respect to (i) any representation or warranty or (ii) any other indemnification claim prior to the expiration of its applicable survival period, the claim for indemnification with respect thereto shall continue until such claim is finally resolved.

(b) Net Recovery.  The amount which an Indemnified Party shall be entitled to receive from an Indemnifying Party under this Article XI with respect to any indemnifiable Liability shall be net of any recovery actually received by such Indemnified Party from unaffiliated third parties (including insurance proceeds (except from self-insurance programs), counterclaims, subrogation actions, warranties and indemnification from, and other claims against, third parties and the like).

(c) Damage Limitation.  An Indemnified Party shall not be entitled to indemnification for consequential, punitive, indirect, incidental, speculative or special damages or lost profits, except in the event of fraud.

(d) Waiver of Conditions.  The right of an Indemnified Party to indemnification hereunder shall not be affected by any investigation conducted with respect to the accuracy of or compliance with any of the representations, warranties, covenants or obligations set forth in this Agreement.  Notwithstanding the foregoing, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall negate the right to indemnification or other remedy based on such representations, warranties, covenants and obligations.

(e) Right to Indemnification.  No Party shall have a right to indemnification hereunder unless the Liabilities incurred by such Party, in the aggregate, exceed $25,000, at which time such Party shall be entitled to the entire amount of Liabilities incurred by such Party, including the initial $25,000.

(f) Maximum Recovery. (i) The maximum aggregate recovery that Buyer shall be entitled to receive from Rosenthal under this Article XI shall not exceed $1,000,000 in the aggregate for claims made through the one year anniversary of the Closing Date and the lesser of (x) $750,000 and (y) $1,000,000 minus Liabilities in respect of claims made through the one year anniversary of the Closing Date, in the aggregate for claims made thereafter.  The maximum aggregate recovery that Buyer shall be entitled to receive from the Borrowers under this Article XI shall not exceed $1,000,000 in the aggregate for claims made through the one year anniversary of the Closing Date and the lesser of (x) $750,000 and (y) $1,000,000 minus Liabilities in respect of claims made through the one year anniversary of the Closing Date, in the aggregate for claims made thereafter.  Except with respect to claims made pursuant to Section 11.3(b), the maximum aggregate recovery that Rosenthal and the Obligors, in the aggregate, shall be entitled to receive from the Buyer under this Article XI shall be $1,000,000 in the aggregate for claims made through the one year anniversary of the Closing Date and the lesser of (x) $750,000 and (y) $1,000,000 minus Liabilities in respect of claims made through the one year anniversary of the Closing Date in the aggregate for claims made thereafter.

(ii) Notwithstanding the foregoing or anything to the contrary contained herein, the Parties hereto acknowledge and agree that any indemnification claims which apply to the maximum aggregate recovery amount to which Buyer is entitled pursuant to Section 11.5(f)(i) above shall only be applicable to the extent that Buyer actually incurs expenses or is determined liable.  By way of example, in the event that there is a Third-Party Claim against both Buyer and Rosenthal and Rosenthal assumes the defense of such Third-Party Claim (thereby accepting indemnification liability) and a judgment is entered against Rosenthal for such claim and there is no finding of liability on the part of Buyer but there is a finding of liability on the part of Rosenthal, then the expenses incurred by Rosenthal in defending such claim and any amounts paid by Rosenthal to satisfy such judgment shall not apply to the maximum aggregate recovery amount to which Buyer is entitled pursuant to Section 11.5(f)(i) above.

Section 11.6 Exclusive Remedy

Except as set forth in Sections 2.5(b)(i) and 12.9, the remedies provided in this Article XI shall be the sole and exclusive remedies of the Parties with respect to any claim hereunder.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Survival of Representations and Warranties; Disclosure

The representations and warranties made by Obligors in Article III of this Agreement shall survive until the date that is 15 months after the Closing Date; provided, however that the representations and warranties made by Obligors in Section 3.13 hereof shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), plus thirty (30) days.  The representations and warranties made by Buyer in Article V of this Agreement shall survive until the date that is 15 months after the Closing Date.  The representations and warranties made by Rosenthal in Article IV of this Agreement shall survive until the date that is 15 months after the Closing Date.  Disclosure by any Party in any section of its disclosure schedule shall be deemed disclosure with respect to all applicable sections so long as it is readily apparent from the context that the disclosure in one section is also applicable to such other sections.

Section 12.2 Notices

All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt) or (b) one Business Day following the day sent by nationally-recognized overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

(a) if to Rosenthal:

Rosenthal & Rosenthal, Inc.
1370 Broadway
New York, New York  10018
Telephone: (212) 356-1415
Attention: James Occhiogrosso

with a copy to:

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Telephone: (212) 836-8505
Attention:  Benjamin Mintz, Esq.

(b) If to Buyer or Guarantors:

Corporate Resource Development Inc.
160 Broadway, 15th Floor
New York, NY  10038
Telephone: (212) 346-7960
Attention:  Jay Schecter

with a copy to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York  10104
Telephone: (212) 541-2000
Attention:  Kenneth L. Henderson, Esq.

(c) If to Obligors:

GT Systems Inc.
295 Madison Avenue, 14th Floor
New York, New York 10017
Telephone: (917) 270-1380
Attention: Eric Goldstein

with a copy to:

Todtman, Nachamie, Spizz & Johns, P.C.
425 Park Avenue
New York, New York 10022
Telephone: (212) 754-9400
Attention:  Alex Spizz, Esq.

Any notice or other communication that has been given or made as of a date that is not a Business Day shall be deemed to have been given or made on the next succeeding day that is a Business Day.

Section 12.3 Headings

The headings contained in this Agreement and the disclosure schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the disclosure schedules.  Unless the context of this Agreement otherwise requires, words of any gender are deemed to include each other gender and words using the singular or plural number also include the plural or singular number, respectively.

Section 12.4 Entire Agreement

This Agreement, together with the exhibits and schedules attached hereto, any other agreement or certificates delivered pursuant hereto constitute the entire agreement, and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

Section 12.5 Assignment; Parties in Interest

Neither this Agreement nor any rights or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under this Agreement, other than Article XI hereof (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 12.6 Governing Law; Consent to Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed entirely in that State, without regard to conflicts of Laws principles thereof to the extent that the general application of the Laws of another jurisdiction would be required thereby.  The Parties hereto hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the County of New York, State of New York, in any action or proceeding arising out of or relating to this Agreement, and the Parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined exclusively in such state or federal court.  The Parties hereto hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they or any of them may now or hereafter have to the laying of the venue of any such action or proceeding brought in any such court, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 12.7 Counterparts

This Agreement may be executed and delivered (including by facsimile transmission or ..pdf) in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 12.8 Severability

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

Section 12.9 Specific Performance

(a) The Parties hereto agree that time is of the essence of the Transactions and if the Closing shall not have occurred on or before the Outside Date, Buyer shall be entitled to seek specific enforcement of the terms and provisions of this Agreement, unless Buyer’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Transactions to be consummated on or before the Outside Date.

(b) The Parties hereto further agree that irreparable damage would occur in the event that the provisions of Sections 6.3, 8.3, and 8.8 were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties further agree that Buyer shall be entitled to seek an injunction or restraining order to prevent breaches of these sections and to seek to enforce specifically the terms and provisions thereof, this being in addition to any other right or remedy to which Buyer may be entitled under this Agreement, at law or in equity.

Section 12.10 Fees and Expenses

Except as otherwise expressly provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring the same, regardless of the termination, if any, of this Agreement pursuant to Section 10.1.  Notwithstanding the foregoing, any costs and expenses incurred by Rosenthal hereunder and any transactions contemplated hereunder shall become Obligations under the 2007 Loan Agreement and Obligors shall, jointly and severally, indemnify Rosenthal for such fees and expenses.

Section 12.11 Amendment

This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Obligors, Buyer, Rosenthal, and the Guarantors (with respect to any provision applicable to them).

Section 12.12 Waiver

At any time prior to the Closing Date, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Parties hereto.  The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 12.13 Guaranty

(a) The Guarantors hereby irrevocably and unconditionally guarantee the due and punctual payment of the Cash Purchase Price and all other monetary obligations of the Buyer to Rosenthal under this Agreement.  Guarantors acknowledge and agree that their obligations hereunder are absolute, unconditional and irrevocable, that this is a continuing guarantee of payment, and that this guarantee shall remain in full force and effect and be binding upon the Guarantors, and their respective successors and assigns until the indefeasible payment and satisfaction in full of the obligations guaranteed hereby.

(b) Each Guarantor hereby waives presentment to, demand of payment from and protest to Buyer of the Cash Purchase Price and all other monetary obligations of the Buyer to Rosenthal under this Agreement, and also waives notice of acceptance of its guaranty and notice of protest for nonpayment.  The obligations of each Guarantor hereunder shall not be affected by (i) the failure of Rosenthal to assert any claim or demand or to enforce any right or remedy against Buyer or the Guarantors or (ii) the failure of Rosenthal to exercise any right or remedy against any other guarantor of the Cash Purchase Price and all other monetary obligations of the Buyer to Rosenthal under this Agreement.

(c) The obligations of each Guarantor hereunder shall not be subject to any limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of Cash Purchase Price, all other monetary obligations of the Buyer to Rosenthal or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of Rosenthal to assert any claim or demand or to enforce any remedy under this Agreement, or any guaranty or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of any obligations, or by any other act or omission which may or might otherwise in any manner or to any extent vary the risk or reduce or extinguish the liability of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(d) Each Guarantor hereby waives and releases in favor of Rosenthal all rights of subrogation against or in respect of Buyer and all rights of indemnification, contribution and reimbursement from Buyer and its property, in each case in connection with this guaranty and any payments made hereunder, and regardless of whether such rights arise by operation of law, pursuant to contract or otherwise until such time as the Cash Purchase Price and all other monetary obligations of the Buyer to Rosenthal under this Agreement have been fully paid.

ARTICLE XIII

CERTAIN DEFINITIONS

For purposes of this Agreement, the term:

“2007 Loan Agreement” shall have the meaning ascribed to it in the Recitals.

“Action” shall have the meaning ascribed to it in Section 3.6.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Article 9” shall have the meaning ascribed to it in the Recitals.

“Article 9 Sale” shall have the meaning ascribed to it in Section 1.2.

“Assignment and Assumption Agreement” shall have the meaning ascribed to it in Section 9.2(i).

“Assumed Contracts” shall have the meaning ascribed to it in Section 2.1(d).

“Assumed Liabilities” shall have the meaning ascribed to it in Section 2.3.

“Balance Sheet” shall have the meaning ascribed to it in Section 3.5(a).

“Balance Sheet Date” shall have the meaning ascribed to it in Section 3.5(a).

“Bill of Sale” shall have the meaning ascribed to it in Section 2.6(b)(i).

“Borrowers” and “Borrower” shall have the meanings ascribed to them the Preamble.

“Borrower Employee Plans” shall have the meaning ascribed to it in Section 3.7.

“Borrower Employees” shall have the meaning ascribed to it in Section 3.12(a).

“Borrower Organizational Documents” shall have the meaning ascribed to it in Section 3.3.

“Borrower Permits” shall have the meaning ascribed to it in Section 3.8.

“Business” means the business Obligors are engaged in, consisting of the temporary and permanent placement of employees, other than the portion of such business which relates exclusively to the Excluded Industries.

“Business Day” means any calendar day which is not a Saturday, Sunday or federal holiday.

“Business Records” shall have the meaning ascribed to it in Section 2.1(c).

“Buyer” shall have the meaning ascribed to it in the Preamble.

“Buyer Disclosure Schedule” shall have the meaning ascribed to it in the preamble to Article V.

“Cash Purchase Price” shall have the meaning ascribed to it in Section 2.5(a).

“Closing” shall have the meaning ascribed to it in Section 2.6(a).

“Closing Date” shall have the meaning ascribed to it in Section 2.6(a).

“Closing Date Payment” shall have the meaning ascribed to it in Section 2.5(b)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning ascribed to it in the Recitals.

“Consents” shall have the meaning ascribed to it in Section 8.7.

“Consulting Agreement” shall have the meaning ascribed to it in Section 9.2(g).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“CRS” shall have the meaning ascribed to it in the Preamble.

“CRS Shares” shall mean the number of shares of CRS common stock issued to Rosenthal on the Closing Date as part of the Purchase Price with a fair market value (measured based on a 30-day volume-weighted average price) equal to $2,250,000 in the aggregate and subject to the Share Repurchase Agreement.

“Deposit” shall have the meaning ascribed to it in Section 2.5(b)(ii).

“Designated Events of Default” shall have the meaning ascribed to it in the Recitals.

“Designated Obligor” means such Obligor as named and designated by Mr. Goldstein as agent for Obligors in writing to Rosenthal.

“Employee Assets” shall have the meaning ascribed in Section 2.1(b).

“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, deed of trust, mortgage, option, purchase right, pledge, hypothecation security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement or any purchase option, call or similar right.

“ERISA” shall have the meaning ascribed to it in Section 3.7.

“Events of Default” shall have the meaning ascribed to it in the Recitals.

“Exchange Act” shall have the meaning ascribed to it in Section 3.4.

“Excluded Assets” shall have the meaning ascribed to it in Section 2.2.

“Excluded Industries” means the businesses of GT and Affiliates of Obligors consisting of the temporary and permanent placement of employees (i) in the light industrial industry and (ii) for translation and interpreting services.

“Excluded Liabilities” shall have the meaning ascribed to it in Section 2.4.

“Execution Date” shall have the meaning ascribed to it in the Preamble.

“Financial Statements” shall have the meaning ascribed to it in Section 3.5(a).

“Fixed Assets” shall have the meaning ascribed to it in Section 2.1(a).

“Forbearance Agreement” shall have the meaning ascribed to it in the Recitals.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any United States federal, state or local government, governmental, regulatory or administrative authority, agency, self-regulatory body, instrumentality or commission, and any court, tribunal or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.

“Gross Sales Payments” shall have the meaning ascribed to it in Section 2.5(b)(iii)(B).

“GT” shall have the meaning ascribed to it in the Preamble.

“Guarantors” shall have the meaning ascribed to it in the Preamble.

“ICG” means Integrated Consulting Group of NY LLC, a New York limited liability company.

“Initial Payment” shall have the meaning ascribed to it in Section 2.5(b)(ii).

“Intellectual Property” means all rights of Borrowers in and to (a) patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, reexaminations, provisionals, divisions, renewals, revivals, and foreign counterparts thereof and all registrations and renewals in connection therewith, (b) trademarks, service marks, trade dress, logos, trade names and corporate names and other indicia of origin and corporate branding, assumed names and dbas, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) works of authorship, copyrightable works, copyrights and all applications, registrations and renewals in connection therewith, (d) mask works and all applications, registrations and renewals in connection therewith, (e) trade secrets, inventions and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, assembly, test, installation, service and inspection instructions and procedures, technical, operating and service and maintenance manuals and data, hardware reference manuals and engineering, programming, service and maintenance notes and logs), (f) Internet addresses, uniform resource locaters, domain names, Websites and Web pages, (g) any and all other intellectual property and proprietary rights, (h) company-wide telephone numbers and (i) goodwill related to all of the foregoing, in each case to the extent used or useful in the operation of the Business or related to the Purchased Assets.

“Indemnified Party” shall have the meaning ascribed to it in Section 11.4.

“Indemnifying Party” shall have the meaning ascribed to it in Section 11.4.

“IRS” shall have the meaning ascribed to it in Section 3.7.

“knowledge” means, with respect to Obligors, the knowledge obtained or obtainable after due inquiry and reasonable investigation by Mr. Goldstein and/or Kurt Carlson.

“Laws” means any federal, state or local statute, law, rule, ordinance, code or regulation of any Governmental Authority.

“Lender Rights” shall have the meaning ascribed to it in the Recitals.

“Letter of Intent” shall have the meaning ascribed to it in Section 2.5(b)(i).

“Liability” and, collectively, “Liabilities” shall have the meaning ascribed to it in Section 11.1.

“Loan Documents” shall have the meaning ascribed to it in Section 4.4.

“Loans” shall have the meaning ascribed to it in the Recitals.

“Location” shall have the meaning ascribed to it in Section 7.3(a).

“Mr. Goldstein” shall have the meaning ascribed to it in the Preamble.

“Multiemployer Plan” shall have the meaning ascribed to it in Section 3.7.

“Multiple Employer Plan” shall have the meaning ascribed to it in Section 3.7.

“Notice” and “Notices” shall have the meanings ascribed to them in Section 4.7.

“Notice Date” shall have the meaning ascribed to it in Section 4.7.

“Obligations” shall have the meaning ascribed to it in the Recitals.

“Obligor Disclosure Schedule” means that certain disclosure schedule delivered by Obligors to Buyer and attached hereto and made part hereof.

“Obligor Material Adverse Effect” means a material adverse effect on (A) the Business or the Purchased Assets or (B) the ability of Obligors to consummate the Transactions, except in each case for any such effect resulting from, arising out of or relating to (i) general economic conditions in the United States of America or changes therein which affects the business of the temporary and permanent placement of employees generally and not the Borrowers’ in particular; (ii) national or international political conditions, including any engagement in or escalation of hostilities, pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; or (iv) the taking of any action by Rosenthal, Buyer or any of their respective Affiliates.

“Obligors” and “Obligor” shall have the meanings ascribed to them in the Preamble.

“Operating Affiliates” shall have the meaning ascribed to it in the Preamble.

“Order” shall have the meaning ascribed to it in Section 3.6.

“Outside Date” shall have the meaning ascribed to it in Section 10.1(b).

“Over-advances” shall have the meaning ascribed to it in the Recitals.

“Parties” shall have the meaning ascribed to it in the Preamble.

“Permits” means permits, certificates, licenses, approvals and other authorizations from Governmental Authorities.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Purchase Price” shall have the meaning ascribed to it in Section 2.5(a).

“Purchased Assets” shall have the meaning ascribed to it in Section 2.1.

“Quarterly Payments” shall have the meaning ascribed to it in Section 2.5(b)(iii)(A).

“Representatives” shall have the meaning ascribed to it in Section 8.8.

“Reservation of Rights Letter” shall have the meaning ascribed to it in the Recitals.

“Restrictive Covenants” shall have the meaning ascribed to it in Section 6.3(c).

“Restricted Period” shall have the meaning ascribed to it in Section 6.3(a).

“Restricted Territories” means New York, New Jersey, Pennsylvania, Connecticut, the District of Columbia and Florida.

“Return” means, with respect to Taxes, any report, return, statement, estimate, declaration, form or other information required to be supplied to a Governmental Authority in connection with Taxes.

“Revolver Loans” shall have the meaning ascribed to it in the Recitals.

“Rosenthal” shall have the meaning ascribed to it in the Preamble.

“Rosenthal Disclosure Schedule” means the disclosure schedule delivered by Rosenthal and attached hereto and made a part hereof.

“Segregated” shall have the meaning ascribed to it in Section 2.2(d).

“Service and Collections Agreement” shall have the meaning ascribed to it in Section 9.2(f).

“Service Agreement” shall have the meaning ascribed to it in Section 9.2(j).

“Share Repurchase Agreement” shall have the meaning ascribed to it in Section 9.2(r).

“Signing Deposit” shall have the meaning ascribed to it in Section 2.5(b)(ii).

“Subject Collateral” shall have the meaning ascribed to it in the Recitals.

“Subsidiary” means any Person with respect to which a specified Person directly or indirectly (A) owns a majority of the equity interests, (B) has the power to elect a majority of that Person’s board of directors or similar governing body, or (C) otherwise has the power, directly or indirectly, to direct the business and policies of that Person.

“Tangible Net Worth” shall have the meaning ascribed to it in the Recitals.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including:  taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, equity interests, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Term Loan” shall have the meaning ascribed to it in the Recitals.

“Third Party Claim” and, collectively, “Third Party Claims” shall have the meaning ascribed to it in Section 11.4.

“Transactions” shall have the meaning ascribed to it in Section 3.2.

“Tri-State” shall have the meaning ascribed to it in the Preamble.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.

“Working Capital” shall have the meaning ascribed to it in the Recitals.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

ROSENTHAL & ROSENTHAL, INC.

By:	/s/ James J. Occhiogrosso
Name: James J. Occhiogrosso
Title: Executive Vice President

GT SYSTEMS INC.

By:	/s/ Eric Goldstein
Name: Eric Goldstein
Title: President

ACCOUNTEKNOLOGY GROUP INC.
ALDAN TROY GROUP, INC.
B. BARNES ASSOCIATES INC.
CREATIVE NETWORK SYSTEMS INC.
DECORUM CONSULTING GROUP INC.
DIVERSITY SERVICES OF DC, INC.
DIVERSITY STAFFING, INC.
F.S.I. SERVICES, INC.
H R STAFFING INC.
J.D. & TUTTLE HOSPITALITY STAFFING, INC.
LERNER, CUMBO & ASSOCIATES, INC.
ON THE MARKS PERSONNEL INC.
PAULSON SEARCH INC.
PEOPLE FINDERS PLUS, INC.
PERSONNEL SPECIALIST INC.
PROMPT PERSONNEL ASSOCIATES INC.
PYRAMID STAFFING SERVICE, INC.
RWP SOLUTIONS INC.
SEARCHPOINT 1 INC.
SEGUE SEARCH OF CONNECTICUT, INC.
SEGUE SEARCH, INC.
STAFF “ONE” INC.
STAFF DESIGN, INC.
STAFFING REMEDIES INC.
STAFFING UNLIMITED.COM INC.
STRATEGIC RESOURCES STAFFING INC.
SYNERGY PERSONNEL INC.

[Signature Page to Foreclosure and Asset Purchase Agreement]

TDF CONSULTING GROUP INC.
TEMPORARY ALTERNATIVES, INC.
TEMPORARY SERVICES INC.
THE DRAYER SEARCH GROUP INC.
THE EMPLOYMENT SOURCE INC.
THE GOLD STANDARD INC.
THE MILLER CANG AGENCY INC.
THE PROFESSIONALS PERSONNEL INC.
THE TUTTLE AGENCY INC.
TRIANGLE PERSONNEL ASSOCIATES INC.
TROY ASSOCIATES INC.
TUTTLE AGENCY OF PENNSYLVANIA, INC.

By:	/s/ Eric Goldstein
Name: Eric Goldstein
Title: President

STAFFING REMEDIES, LLC

By:	/s/ Eric Goldstein
Name: Eric Goldstein
Title: Managing Member

/s/ Eric Goldstein
ERIC GOLDSTEIN

[Signature Page to Foreclosure and Asset Purchase Agreement]

CORPORATE RESOURCE DEVELOPMENT INC.

By:	/s/ Jay H. Schecter
Name: Jay H. Schecter
Title: Chief Executive Officer

With respect to Section 12.13, Article V and Article XII only (as applicable)

CORPORATE RESOURCE SERVICES, INC.

By:	/s/ Jay H. Schecter
Name:
Title:

With respect to Section 12.13, Article V and Article XII only (as applicable)

TRI-STATE EMPLOYMENT SERVICES, INC.

By:	/s/ Jay H. Schecter
Name:
Title:

[Signature Page to Foreclosure and Asset Purchase Agreement]

EXHIBIT A

Form of Bill of Sale

EXHIBIT B

Purchase Price Allocation

The Purchase Price (including, for this purpose, Assumed Liabilities) shall be allocated among the Purchased Assets as specified in a schedule to be prepared and delivered by Buyer to Rosenthal within 180 days after the Closing Date.  Such allocation shall be mutually agreed upon between Buyer and Rosenthal, and be prepared in accordance with section 1060 of the Internal Revenue Code of 1986 and the regulations implementing that section, as reasonably determined by Buyer.

EXHIBIT C

[Intentionally Left Blank]

EXHIBIT D

Form of Article 9 Sale Notice

EXHIBIT E

List of Persons to Whom Article 9 Sale Notice Was Sent

EXHIBIT F

Form of Service and Collections Agreement

EXHIBIT G

Form of Consulting Agreement for Eric Goldstein

EXHIBIT H

Form of Legal Opinion to Buyer from Obligors’ Counsel

EXHIBIT I

Form of Assignment and Assumption Agreement - Light Industrial

EXHIBIT J

Form of Amended and Restated Service Agreement - Light Industrial

EXHIBIT K

Form of Assignment of Domain Names

EXHIBIT L

Form of Assignment of Trade Names